Filed pursuant to Rule 424(b)(5)
Registration No. 333-226845

PROSPECTUS SUPPLEMENT
(To Prospectus dated August 21, 2018)

4,190,480 ORDINARY SHARES

RADA ELECTRONIC INDUSTRIES LTD.

We are offering  4,190,480 of our ordinary shares in this offering. Our ordinary shares are traded on the NASDAQ Capital Market under the symbol “RADA.” On January 7, 2020, the last reported sale price of our ordinary shares was $6.29 per share.

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” on page S-6 of this prospectus supplement and elsewhere in this prospectus supplement and the accompanying base prospectus, as well as the risk factors discussed under the section entitled “Risk Factors” contained in our annual report on Form 20-F for the year ended December 31, 2018 and incorporated herein by reference into this prospectus supplement and accompanying prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$5.25	$22,000,020
Underwriting discounts and commissions(1)	$0.315	$1,320,001
Proceeds to us, before expenses	$4.935	$20,680,019

(1) We have also agreed to reimburse the underwriters for certain expenses. See “Underwriting” beginning on page S-13 of this prospectus supplement for additional information.

We have granted the underwriters a 30-day option to buy up to an additional 628,572 ordinary shares from us to cover over-allotments, if any. The underwriters may exercise this option at any time and from time to time during the 30-day period from the date of this prospectus supplement.

The underwriters expect to deliver the shares to purchasers on or about January 10, 2020.

Sole Bookrunning Manager

Canaccord Genuity

Co-Manager

A.G.P./Alliance Global Partners

The date of this prospectus supplement is January 8, 2020.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

ACCOMPANYING BASE PROSPECTUS

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You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying base prospectus. Neither we nor the underwriters have authorized anyone to provide you with different information. We are not making an offer of these securities in any state or jurisdiction where the offer is not permitted.
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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying base prospectus are part of a registration statement on Form F-3 (Registration No. 333-226845) that we filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Under this “shelf” registration process, we may, from time to time, sell or issue any of the combination of securities described in the accompanying base prospectus in one or more offerings with a maximum aggregate offering price of up to $50.0 million. The accompanying base prospectus provides you with a general description of us and the securities we may offer, some of which do not apply to this offering. Each time we sell securities under the registration statement, we provide a prospectus supplement that contains specific information about the terms of that offering. A prospectus supplement may also add, update, or change information contained in the accompanying base prospectus.

This prospectus supplement provides specific details regarding this offering of ordinary shares by us, including the purchase price per share. To the extent there is a conflict between the information contained in this prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement. This prospectus supplement, the accompanying base prospectus, and the documents we incorporate by reference herein and therein include important information about us and our ordinary shares and other information you should know before investing. You should read both this prospectus supplement and the accompanying base prospectus, together with the additional information described below under the heading “Where You Can Find More Information.”

You should not assume that the information appearing in this prospectus supplement or the accompanying base prospectus is accurate as of any date other than the date on the front cover of the respective documents. You should not assume that the information contained in the documents incorporated by reference in this prospectus supplement or the accompanying base prospectus is accurate as of any date other than the respective dates of those documents. Our business, financial condition, results of operations, and prospects may have changed since the date set forth on the respective documents.

References in this prospectus supplement to “RADA,” the “Company,” “we,” “our” or “us” and other similar terms means RADA Electronic Industries Ltd., a company organized under the laws of the State of Israel, and its consolidated subsidiaries.

NOTE ON FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus supplement and incorporated by reference are forward-looking statements. Forward-looking statements involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “should,” “will,” “could” and similar expressions denoting uncertainty or an action that may, will or is expected to occur in the future. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances or achievements expressed or implied by the forward-looking statements.

Examples of forward-looking statements include, but are not limited to:

● the timing of the development of future products;
● projections of costs, revenue, earnings, capital structure and other financial items;
● statements of our plans and objectives;
● statements regarding the capabilities of our business operations;
● statements of expected future economic performance;
● statements regarding competition in our market; and
● assumptions underlying statements regarding us or our business.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following:

● strategic actions, including acquisitions and dispositions and our success in integrating acquired businesses;
● the occurrence of hostilities, political instability or catastrophic events;
● changes in customer demand;
● the extent to which we are successful in gaining new long-term relationships with customers or retaining existing ones;
● developments and changes in laws and regulations, including increased regulation of our industry through legislative action and revised rules and standards;
● security breaches, cybersecurity attacks and other significant disruptions; and
● natural events such as severe weather, fires, floods and earthquakes or man-made or other disruptions of our equipment.

The ultimate correctness of these forward-looking statements depends upon a number of known and unknown risks and events. We discuss our known material risks in the section entitled “Risk Factors” in this prospectus supplement beginning on page S-6 and in our annual report on Form 20-F for the year ended December 31, 2018 incorporated by reference herein. Many factors could cause our actual results to differ materially from the forward-looking statements. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

The forward-looking statements speak only as of the date on which they are made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

 Market and Industry Data

We operate in an industry in which it is difficult to obtain precise market and industry information. We have generally obtained the market data in this prospectus supplement from public filings, from industry publications, from studies conducted by third party sources that we believe to be reliable, and based on our experience and our own investigation of market conditions.

PROSPECTUS SUPPLEMENT SUMMARY

This summary contains basic information about us and our business, but does not contain all of the information that is important to your investment decision. You should carefully read this summary together with the more detailed information contained elsewhere in this prospectus supplement and the accompanying base prospectus and the documents incorporated herein and therein by reference before making an investment decision. Investors should carefully consider the information set forth under the caption “Risk Factors” appearing elsewhere in this prospectus supplement, including those described in documents incorporated by reference herein.

Overview

We are an Israel-based defense technology company focused on proprietary radar solutions and legacy avionics systems.  We are a leader in mini-tactical radars, offering software-defined, multi-mission solutions which perform while on-the-move. Our radars address attractive, high-growth markets, including critical infrastructure protection, border surveillance, active military protection and counter-drone applications. We also develop, manufacture and sell avionics solutions (including avionics for unmanned aerial vehicles and airborne inertial navigation systems), airborne data/video recording and management systems.

Our U.S.-based, subsidiary, RADA Technologies LLC, is focused on the adaption of our tactical radar technology for the U.S. market. In order to capitalize on opportunities in the U.S. market, we opened a new manufacturing facility in Maryland in November 2019.

Our Strategy

We are pursuing an attractive and growing multi-billion dollar market and are focused on successfully executing a strategy based on:

•	continuing to develop industry-leading technology;

•	delivering affordable and high-performance customer solutions; and

•	creating a value-added U.S. footprint and capabilities to support growth.

Our Strengths

We operate in a large and growing market and believe that our proprietary, high performance and mature solutions have provided us with an advantage in the market based on:

•	software defined radars that enable a variety of customized solutions, utilizing the same hardware;

•	products that align with future best-of-breed, open architecture;

•	strong partnerships and relationships due to responsive solutions tailored to customer needs;

o	major end-users including the USMC, U.S. Army, USAF and the Israeli Defense Forces; and

o	our systems are offered at a significant price differential from those of our competitors.

Market Opportunity

We believe that we are well-positioned to continue and accelerate our growth based on our assessment of the market for mini-tactical radars. These radars are expected to be included in the future modernization programs of the U.S. Army and other military forces. In a report issued by the U.S. Army, it was reported that the U.S. Army’s “Big Six” Modernization Priorities includes budgeted spending for the years 2021 to 2024 of $7.3 billion for air and missile defense capabilities (including protection against drones) and $11.2 billion for next-generation combat vehicles (including force protection).

•
Based on a bottom up analysis of available information relating to announced and pending defense programs for active protection systems (“APS”) and short-range surveillance (“SHORAD”) applications, we estimate the total potential addressable market for such applications to be approximately $5 billion.

•
Opportunities for APS applications, including for the Bradley and Stryker armored vehicle programs are, based on our own market intelligence, estimated to total $1.5 billion in the U.S., including over 600 radars for the initial Bradley armored vehicle program and $1.5 billion internationally.

•
SHORAD and counter drone opportunities, including for the U.S. Army Initial Maneuver Short-Range Air Defense program which is expected to require 600 radars and the USMC Ground Based Air Defense program with 200 radars delivered to date and the potential for approximately 400 additional radars with, based on our own market intelligence, total estimated revenues of $1 billion in each of the domestic and international markets.

Corporate Information

We are a public limited liability company under the Israeli Companies Law 1999-5759, or the Israeli Companies Law, and operate under this law and associated legislation. Our registered offices and principal place of business are located at 7 Giborei Israel Street, Netanya 4250407, Israel, and our telephone number is +972-9-892-1111. Our website address is www.rada.com. The information on our website is not incorporated by reference into this prospectus supplement.

The Offering

Ordinary shares offered by us	4,190,480 ordinary shares

Ordinary shares to be outstanding after this offering(1)	42,647,173 ordinary shares

Underwriters’ over-allotment option
We have granted the underwriters an option to buy up to an additional 628,572 ordinary shares from us to cover over-allotments. The underwriters may exercise this option at any time and from time to time during the 30-day period from the date of this prospectus supplement.

Use of proceeds	We intend to use the net proceeds from the sale of ordinary shares in this offering for general corporate purposes. See the section entitled “Use of Proceeds” on page S-6.

NASDAQ Capital Market symbol	RADA

Risk Factors	See the section entitled “Risk Factors” on page S-6 for a discussion of factors you should consider carefully before deciding to invest in our ordinary shares.

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(1)  Based on 38,456,693 ordinary shares outstanding as of January 6, 2020. Does not include 3,110,939 ordinary shares issuable upon exercise of outstanding stock options as of January 6, 2020 at an average exercise price of $2.70 per share or 475,687 ordinary shares available for future issuance under our 2015 Share Option Plan.

Unless we specifically state otherwise, all information in this prospectus supplement assumes no exercise by the underwriters of their over-allotment option.

RISK FACTORS

Before you make a decision to invest in our ordinary shares, you should consider carefully the risks factors described below, together with other information in this prospectus supplement, the accompanying base prospectus, and the information incorporated by reference herein and therein as set forth in our filings with the Securities and Exchange Commission (“SEC”), including our annual report on Form 20-F for the year ended December 31, 2018. If any of the following events actually occur, our business, operating results, prospects or financial condition could be materially and adversely affected. This could cause the trading price of our ordinary shares to decline and you may lose all or part of your investment. The risks factors described in our SEC filings and below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also significantly impair our business operations and could result in a complete loss of your investment.

Risks Related to the Offering

We have a history of operating losses and although we returned to operating profitability in 2017 and 2018, we have incurred losses in 2019 and may not be able to sustain profitable operations in the future. To the extent that we incur operating losses in the future, we may not have sufficient working capital to fund our operations.

We incurred operating losses in three of the five years ended December 31, 2018 and have incurred losses in the nine months ended September 30, 2019 and may not be able to achieve or sustain profitable operations in the future or generate positive cash flows from operations. As of September 30, 2019, our accumulated deficit was approximately $78.7 million, and we had cash, cash equivalents and short-term bank deposits of $16.7 million, compared to cash, cash equivalents and short-term bank deposits of $20.8 million as of December 31, 2018. To the extent that we incur operating losses in the future or are unable to generate free cash flows from our business, we may not have sufficient working capital to fund our operations and will be required to obtain additional financing. Such financing may not be available, or if available, may not be on terms satisfactory to us. If adequate funds are not available to us, our business, and results of operations and financial condition will be adversely affected.

Our management will have broad discretion over the use of the net proceeds from this offering. You may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Our management will have broad discretion as to the use of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering. Accordingly, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity as part of your investment decision to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for RADA.

We may issue additional ordinary shares in the future, which would increase the number of shares eligible for future resale in the public market and may result in dilution to our stockholders.

We are not restricted from issuing additional ordinary shares or securities convertible into or exchangeable for our ordinary shares, except as described in the section entitled “Underwriting.” Because we may need to raise additional capital in the future to continue to expand our business, among other things, we may conduct additional equity offerings. To the extent our ordinary shares purchase options, convertible notes, or warrants are exercised or converted, or we conduct additional equity offerings, we will issue additional ordinary shares, which will increase the number of shares eligible for resale in the public market and result in dilution to our shareholders. Sales of substantial numbers of such shares in the public market could adversely affect the market price of such shares.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $ 20.3 million (or approximately $ 23.4 million if the underwriters exercise in full their overallotment option), after deducting underwriting discounts and commissions and an aggregate of $ 0.4 million in estimated offering expenses payable by us for this offering. We intend to use the net proceeds from the sale of our ordinary shares by us in this offering for general corporate purposes.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2019 on an actual basis and on an as adjusted basis after giving effect to the sale by us of the 4,190,480 ordinary shares offered hereby at an offering price of $ 5.25 per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this table together with our financial statements and the related notes thereto, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the other financial information, incorporated by reference in this prospectus supplement and the accompanying base prospectus from our SEC filings, including our annual report on Form 20-F for the year ended December 31, 2018.

	As of September 30, 2019
	(U.S. dollars in thousands)
	Actual	As Adjusted

Cash and cash equivalents	$16,695	$36,995

Shareholders’ equity:

Ordinary shares, NIS 0.030 par value: authorized 100,000,000 shares, issued 38,407,913 shares (actual) and 42,598,393 shares (as adjusted), respectively	$393	$519
Additional paid-in capital	120,900	141,100
Accumulated other comprehensive loss	(1,195)	(1,195)
Accumulated deficit	(78,696)	(78,696)
Total stockholders’ equity	$41,402	$61,728

The number of our ordinary shares outstanding before and after this offering excludes, as of September 30, 2019:

•	3,015,626 ordinary shares issuable upon exercise of outstanding stock options
•	577,250 ordinary shares available for future issuance under our 2015 Share Option Plan.

DESCRIPTION OF ORDINARY SHARES

Upon consummation of this offering, 42,647,173 of our ordinary shares will be outstanding.  For a description of our ordinary shares, please see “Description of Ordinary Shares” in the accompanying base prospectus.

MATERIAL ISRAELI TAX CONSIDERATIONS

Israeli Tax Considerations and Government Programs

The following is a summary of the material Israeli tax laws applicable to us, and some Israeli government programs benefiting us. This section also contains a discussion of some Israeli tax consequences to persons owning our ordinary shares. This summary does not discuss all the aspects of Israeli tax law that may be relevant to a particular investor in light of his or her personal investment circumstances or to some types of investors subject to special treatment under Israeli law. Examples of this kind of investor include traders in securities or persons that own, directly or indirectly, 10% or more of our outstanding voting capital, all of whom are subject to special tax regimes not covered in this discussion. Some parts of this discussion are based on tax legislation which has not been subject to judicial or administrative interpretation. The discussion should not be construed as legal or professional tax advice and does not cover all possible tax considerations.

YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS AS TO THE ISRAELI OR OTHER TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR ORDINARY SHARES, INCLUDING, IN PARTICULAR, THE EFFECT OF ANY FOREIGN, STATE OR LOCAL TAXES.

General Corporate Tax Structure in Israel

Israeli resident companies are generally subject to corporate tax, currently at the rate of 23% of a company’s taxable income. However, the effective tax rate payable by a company that derives income from a Benefited Enterprise, a Preferred Enterprise, or a Preferred Technological Enterprise (as discussed below) may be considerably less. Capital gains derived by an Israeli resident company are subject to tax at the regular corporate tax rate.

Under Israeli tax legislation, a corporation will be considered as an “Israeli resident company” if it meets one of the following: (i) it was incorporated in Israel; or (ii) the control and management of its business are exercised in Israel.

Law for the Encouragement of Industry (Taxes), 5729-1969

The Law for the Encouragement of Industry (Taxes), 5729-1969, generally referred to as the Industry Encouragement Law, provides several tax benefits for “Industrial Companies.”

The Industry Encouragement Law defines an “Industrial Company” as a company resident in Israel and which was incorporated in Israel, of which 90% or more of its income in any tax year, other than income from defense loans, is derived from an “Industrial Enterprise” owned by it and located in Israel or in the “Area,” as such terms are defined in the Israeli Income Tax Ordinance [New Version] 5721-1961, or the Ordinance. An “Industrial Enterprise” is defined as an enterprise which is held by an Industrial Company whose principal activity in a given tax year is industrial production.

The following corporate tax benefits, among others, are available to Industrial Companies:

•
Amortization over an eight-year period of the cost of purchased know-how and patents and rights to use a patent and know-how which are used for the development or advancement of the Industrial Enterprise, commencing from the tax year where the Industrial Enterprise began to use them;

•	Accelerated depreciation rates on equipment and buildings;

•	Under limited conditions, an election to file consolidated tax returns with related Israeli Industrial Companies; and

•	Expenses related to a public offering are deductible in equal amounts from income attributed to the Industrial Enterprise over three years commencing in the year of the offering.

Eligibility for the benefits under the Industry Encouragement Law is not subject to receipt of prior approval from any governmental authority. As of the date of this prospectus supplement, we have industrial production activities. Therefore, we qualify as an Industrial Company and may be eligible for the benefits described above. However, we cannot assure that we will qualify as an Industrial Company in the future or that the benefits described above will be available to us.

Tax Benefits and Grants for Research and Development

Israeli tax law allows, under certain conditions, a tax deduction for expenditures related to scientific research and development projects, including capital expenditures, for the year in which they are incurred. Expenditures are deemed related to scientific research and development projects, if:

•	The expenditures are approved by the relevant Israeli government ministry, determined by the field of research; or

•	The research and development is for the promotion of the company and is carried out by or on behalf of the company seeking such tax deduction.

The amount of such deductible expenses is reduced by the sum of any funds received through government grants for the financing of such scientific research and development projects. No deduction under these research and development deduction rules is allowed if such deduction is related to an expense invested in an asset depreciable under the general depreciation rules of the Ordinance. Expenditures not so approved are deductible in equal amounts over three years.

From time to time, we may apply to the Israeli Innovation Authority, or the IIA, for approval to allow a tax deduction for research and development expenses during the year incurred. There can be no assurance that such applications will be accepted. For more information about these programs, see “Item 5.C. Operating and Financial Review and Prospects – Research and Development, Patents and Licenses” of our annual report on Form 20-F for the year ended December 31, 2018.

Law for the Encouragement of Capital Investments, 5719-1959

The Law for the Encouragement of Capital Investments, 5719-1959, or the Investment Law, provides certain incentives for capital investments in production facilities (or other eligible assets) by “Industrial Enterprises” (as defined under the Investment Law). The benefits available under the Investment Law are subject to the fulfillment of conditions stipulated therein. If a company does not meet these conditions, it may be required to refund the amount of tax benefits, as adjusted by the Israeli consumer price index, and interest, or other monetary penalties.

Tax Benefits Prior and Subsequent to the 2005 Amendment

Prior to April 1, 2005, the Investment Law provided that capital investments in an Industrial Enterprises (or other eligible assets) may, upon approval by the Investment Center of the Israel Ministry of Economy and Industry, or the Investment Center, be designated as an “Approved Enterprise.” Each certificate of approval for an Approved Enterprise relates to a specific investment program, delineated both by the financial scope of the investment and by the physical characteristics of the facility or the asset. The tax benefits from any certificate of approval relate only to taxable profits attributable to the specific Approved Enterprise.

On April 1, 2005, a comprehensive amendment to the Investment Law came into effect, which we refer to as the 2005 Amendment. The 2005 Amendment included revisions to the criteria for investments qualified to receive tax benefits. The 2005 Amendment does not retroactively apply to investment programs having an Approved Enterprise approval certificate issued by the Investment Center prior to December 31, 2004, unless chosen otherwise. Approved Enterprises are subject to the provisions of the Investment Law prior to its revision, while new investments and tax benefits, if any, will be subject to the provisions of the 2005 Amendment.

Pursuant to the 2005 Amendment, only Approved Enterprises receiving cash grants required the approval of the Investment Center. Approved Enterprises which do not receive benefits in the form of governmental cash grants, such as benefits in the form of tax benefits, are no longer required to obtain this approval. An eligible investment program under the 2005 Amendment qualifies for benefits as a “Benefited Enterprise.” However, a “Benefited Enterprise” is required to comply with certain requirements and make certain investments as specified in the 2005 Amendment.

In addition, the benefits available to an Approved Enterprise are conditioned upon terms stipulated in the Investment Law and the regulations thereunder and the criteria set forth in the applicable certificate of approval. In March 2019, our investment program was approved as an Approved Enterprise under the Investment Law, which entitles us to an approximately NIS 1,095,000 cash grant. If we do not fulfill the conditions set forth in the certificate of approval, in whole or in part, the benefits may be canceled and we could be required to refund the amounts of the benefits, with the addition of the Israeli consumer price index linkage differences and interest. We have not yet activated such investment plan and as a result we have not yet received the cash grants. There can be no assurance that we will activate such investment plan or that the cash grant will be available to us if we do.

The extent of the tax benefits available under the 2005 Amendment to qualifying income of a Benefited Enterprise depend on, among other things, the geographic location of the Benefited Enterprise in Israel. The location will also determine the period for which tax benefits are available. Such tax benefits include an exemption from corporate tax on undistributed income for a period of between two to 10 years, depending on the geographic location of the Benefited Enterprise in Israel, and a reduced corporate tax rate of between 10% and the applicable corporate tax rate for the remainder of the benefits period, depending on the level of foreign investment in the company in each year during the benefits period.

A Benefited Enterprise may, at its discretion, in order to obtain greater certainty, elect to apply for a pre-ruling from the Israeli tax authorities confirming that it is in compliance with the provisions of the amendments in the Investment Law and is therefore entitled to receive such benefits provided under the amendments to Investment Law as set below.

We are not entitled to tax benefits under the 2005 Amendment.

Tax Benefits Under the 2011 Amendment

The Investment Law was significantly amended as of January 1, 2011, or the 2011 Amendment. The 2011 Amendment introduced new benefits to replace those granted in accordance with the provisions of the Investment Law in effect prior to the 2011 Amendment.

The 2011 Amendment introduced new tax benefits for income generated by a “Preferred Company” through its “Preferred Enterprise,” in accordance with the definition of such terms in the Investment Law. The definition of a Preferred Company, includes, inter alia, a company incorporated in Israel that (1) is not wholly owned by a government entity, (2) owns a Preferred Enterprise and (3) is controlled and managed from Israel and is subject to further conditions set forth in the Investment Law. Moreover, a Preferred Company needs to meet certain conditions stipulated in the Investment Law such as being an industrial company (including a minimum threshold of 25% export).

A Preferred Company is entitled to a reduced corporate tax rate of 16% with respect to the income attributed to its Preferred Enterprise, unless the Preferred Enterprise is located in development area “A,” in which case the rate will be 7.5%. Our operations are currently not located in development area “A.”

Dividends distributed from income which are attributed to a “Preferred Enterprise” will be subject to withholding tax at the following rates: (i) Israeli resident individuals — 20% (iii) non-Israeli residents — 20%, subject to a reduced tax rate under the provisions of an applicable double tax treaty and subject to the receipt in advance of valid certificate from the Israeli Tax Authority, or the ITA. If such dividends are paid to an Israeli company, no tax is required to be withheld. However, if such dividends are subsequently distributed by such Israeli company to individuals or a non-Israeli company, withholding tax at a rate of 20% or such lower rate as may be provided in an applicable tax treaty will apply.

The provisions of the 2011 Amendment do not apply to existing “Benefited Enterprises” or “Approved Enterprises,” which will continue to be entitled to the tax benefits under the Investment Law, as in effect prior to the 2011 Amendment, unless the company owning such enterprises had made an election to apply the provisions of the 2011 Amendment (such election cannot be later rescinded), which is to be filed with the ITA, not later than the date prescribed for the filing of the company’s annual Israeli tax return for the respective year.

We are currently not entitled to tax benefits under the 2011 Amendment.

Tax Benefits Under the 2017 Amendment

Additional amendments to the Investment Law became effective in January 2017, or the 2017 Amendment. The 2017 Amendment provides new tax benefits for two types of “Technological Enterprises,” as described below, and is in addition to the other existing tax benefit programs under the Investment Law.

The 2017 Amendment provides that a technological company satisfying certain conditions may qualify as a “Preferred Technological Enterprise” and thereby enjoy a reduced corporate tax rate of 12% on income that qualifies as “Preferred Technological Income,” as defined in the Investment Law. The tax rate is further reduced to 7.5% for a Preferred Technological Enterprise located in development area “A.” In addition, a Preferred Technological Company will enjoy a reduced corporate tax rate of 12% on capital gain derived from the sale of certain “Benefited Intangible Assets” (as defined in the Investment Law) to a related foreign company if the Benefited Intangible Assets were acquired from a foreign company on or after January 1, 2017 for at least NIS 200 million, and the sale receives prior approval from the IIA.

The 2017 Amendment further provides that a technological company satisfying certain conditions may qualify as a “Special Preferred Technological Enterprise” and thereby enjoy a reduced corporate tax rate of 6% on “Preferred Technological Income” regardless of the company’s geographic location within Israel. In addition, a Special Preferred Technological Enterprise will enjoy a reduced corporate tax rate of 6% on capital gain derived from the sale of certain “Benefited Intangible Assets” to a related foreign company if the Benefited Intangible Assets were either developed by an Israeli company or acquired from a foreign company on or after January 1, 2017, and the sale received prior approval from the IIA. A Special Preferred Technological Enterprise that acquires Benefited Intangible Assets from a foreign company for more than NIS 500 million may be eligible for these benefits for a period of at least 10 years, subject to certain approvals as specified in the Investment Law.

Dividends distributed by a Preferred Technological Enterprise or a Special Preferred Technological Enterprise, paid out of Preferred Technological Income or income attributed to production are generally subject to withholding tax at the rate of 20% or such lower rate, as may be provided in an applicable tax treaty (subject to the receipt in advance of a valid certificate from the ITA allowing for a reduced tax rate). However, if such dividends are paid to an Israeli company, no tax is required to be withheld. However, if such dividends are subsequently distributed by such Israeli company to individuals or a non-Israeli company, withholding tax at a rate of 20% or such lower rate as may be provided in an applicable tax treaty will apply. If dividends paid out of Preferred Technological Income are distributed to a foreign company and other conditions are met, the withholding tax rate will be 4% (or a lower rate under a tax treaty, if applicable, subject to the receipt in advance of a valid certificate from the ITA allowing for a reduced tax rate).

We are currently not entitled to tax benefits under the 2017 Amendment.

Taxation of Our Shareholders

Capital Gains

Capital gain tax is imposed on the disposition of capital assets by an Israeli resident for tax purposes, and on the disposition of such assets by a non-Israeli resident for tax purposes if those assets are (i) located in Israel; (ii) are shares or a right to a share in an Israeli resident corporation, or (iii) represent, directly or indirectly, rights to assets located in Israel. The Ordinance distinguishes between “Real Capital Gain” and the “Inflationary Surplus.” Real Capital Gain is the excess of the total capital gain over Inflationary Surplus computed generally on the basis of the increase in the Israeli consumer price index or, in certain circumstances, a foreign currency exchange rate, between the date of purchase and the date of disposition. Inflationary Surplus is not currently subject to tax in Israel.

Real Capital Gain accrued by individuals on the sale of our ordinary shares will be taxed at the rate of 25%. However, if the individual shareholder is a “Controlling Shareholder” (i.e., a person who holds, directly or indirectly, alone or together with another, 10% or more of one of the Israeli resident company’s “means of control,” which includes, among other things, the right to receive profits of the company, voting rights, the rights to receive proceeds upon the company’s liquidation and the right to appoint a director) at the time of sale or at any time during the preceding 12-month period, such capital gain will be taxed at the rate of 30%. Furthermore, where an individual claimed real interest expenses and linkage differentials on securities, the capital gain on the sale of the securities will taxed at a rate of 30%.

Real Capital Gain derived by corporations will be generally subject to the corporate tax rate (23% in 2018 and thereafter).

Individual and corporate shareholder dealing in securities in Israel are taxed at the tax rates applicable to business income — 23% for corporations in 2018 and thereafter and a marginal tax rate of up to 47% in 2019 for individuals, not including excess tax (described below). Notwithstanding the foregoing, Real Capital Gain derived from the sale of our ordinary shares by a non-Israeli shareholder may be exempt under the Ordinance from Israeli taxation provided that the following cumulative conditions are met: (i) the shares were purchased upon or after the registration of the shares on the stock exchange, (ii) the seller does not have a permanent establishment in Israel to which the derived capital gain is attributable, (iii) if the seller is a corporation, no more than 25% of its means of control are held, directly and indirectly, by Israeli residents, and (iv) if the seller is a corporation, there is no Israeli resident that is entitled to 25% or more of the revenues or profits of the corporation, directly or indirectly. In addition, such exemption would not be available to a person whose capital gains from selling or otherwise disposing of the securities are deemed to be business income.

In addition, the sale of shares may be exempt from Israeli capital gain tax under the provisions of an applicable tax treaty. For example, the Convention Between the Government of the United States and the Government of the State of Israel with respect to Taxes of Income, as amended, or the U.S.-Israel Double Tax Treaty, exempts U.S. residents for the purposes of the treaty from Israeli capital gain tax in connection with such sale, provided (i) the U.S. resident owned, directly or indirectly, less than 10% of the Israeli resident company’s voting power at any time within the 12-month period preceding such sale; (ii) the seller, being an individual, is present in Israel for a period or periods of less than 183 days during the taxable year; and (iii) the capital gain from the sale was not derived through a permanent establishment of the U.S. resident in Israel.

Shareholders may be liable for Israeli tax on the sale of their ordinary shares and the payment of the consideration may be subject to withholding of Israeli tax. Shareholders may be required to demonstrate that they are exempt from Israeli tax on their capital gains in order to avoid withholding at the time of sale. For example, in transactions involving a sale of all of the shares of an Israeli resident company, in the form of a merger or otherwise, the ITA may require from shareholders who are not liable for Israeli tax to sign declarations in forms specified by this authority or obtain a specific exemption from the ITA to confirm their status as a non-Israeli resident for tax purposes, and, in the absence of such declarations or exemptions, may require the purchaser of the shares to withhold taxes.

The purchaser, the Israeli stockbrokers or financial institutions through which the shares are held is obligated, subject to the above mentioned exemptions, to withhold tax on the amount of consideration paid upon the sale of the shares (or on the Real Capital Gain on the sale, if known) at the rate of 25% in respect of an individual and 23% in respect of a corporation.

Upon the sale of securities traded on a stock exchange, a detailed return, including a computation of the tax due, must be filed and an advanced payment must be paid on January 31 and July 31 of every calendar year in respect of sales of securities made within the previous six months. However, if all tax due was withheld according to applicable provisions of the Ordinance and regulations promulgated thereunder the aforementioned return need not be filed and no advance payment must be paid. Capital gain is also reportable on the annual income tax return.

Dividends

We have never paid cash dividends to our shareholders. A distribution of dividend by our company from income attributed to a Preferred Enterprise to Israeli residents will generally be subject to withholding tax in Israel at the following tax rates: Israeli resident individuals — 20%; Israeli resident companies — 0% (although, if such dividends are subsequently distributed to individuals or a non-Israeli company, withholding tax at a rate of 20% or such lower rate as may be provided if an applicable tax treaty will apply (subject to the receipt in advance of a valid tax certificate from the ITA allowing for a reduced tax rate)). A distribution of dividends from income, which is not attributed to a Preferred Enterprise to an Israeli resident individual, will generally be subject to withholding tax at a rate of 25% or 30% if the dividend recipient is a “Controlling Shareholder” (as defined above) at the time of distribution or at any time during the preceding 12-month period. If the recipient of the dividend is an Israeli resident corporation, such dividend will be exempt from income tax provided the income from which such dividend is distributed was derived or accrued within Israel (although, if such dividends are subsequently distributed to individuals or a non-Israeli company, withholding tax at a rate of 25% or such lower rate as may be provided if an applicable tax treaty will apply (subject to the receipt in advance of a valid tax certificate from the ITA allowing for a reduced tax rate)).

A non-Israeli resident (either individual or corporation) is generally subject to Israeli withholding tax on the receipt of dividends at the rate of 25% (30% if the dividends recipient is a “Controlling Shareholder” (as defined above), at the time of distribution or at any time during the preceding 12-month period); those rates are subject to a reduced tax rate under the provisions of an applicable double tax treaty (subject to the receipt in advance of a valid certificate from the ITA allowing for a reduced tax rate). Under the U.S.-Israel Double Tax Treaty, the following withholding rates will apply in respect of dividends distributed by an Israeli resident company to a U.S. resident: (i) if the U.S. resident is a corporation which holds during that portion of the taxable year which precedes the date of payment of the dividend and during the whole of its prior taxable year (if any), at least 10% of the outstanding voting shares of the Israeli resident paying corporation and not more than 25% of the gross income of the Israeli resident paying corporation for such prior taxable year (if any) consists of certain type of interest or dividends — the withholding tax rate is 12.5%, (ii) if both the conditions mentioned in (i) above are met and the dividend is paid from an Israeli resident company’s income which was entitled to a reduced tax rate applicable to an Approved Enterprise, Benefited Enterprise or Preferred Enterprise — the withholding tax rate is 15% if a certificate for a reduced withholding tax rate would be provided in advance from the ITA and (iii) in all other cases, the withholding tax rate is 25%. The aforementioned rates under the U.S.-Israel Double Tax Treaty will not apply if the dividend income was derived through a permanent establishment of the U.S. resident in Israel.

A non-Israeli resident who receives dividends from which tax was withheld is generally exempt from the obligation to file tax returns in Israel with respect to such income, provided that (i) such income was not generated from business conducted in Israel by the taxpayer and (ii) the taxpayer has no other taxable sources of income in Israel with respect to which a tax return is required to be filed.

Excess Tax

Individuals who are subject to tax in Israel (whether such individual is an Israeli resident or non-Israeli resident) are also subject to an additional tax on annual income exceeding a certain threshold (NIS 649,560, for 2019), which amount is linked to the Israeli consumer price index, at a rate of 3%, including, but not limited to, income derived from dividends, interest and capital gains.

Foreign Exchange Regulations

Non-residents of Israel who hold our ordinary shares are able to receive any dividends, and any amounts payable upon the dissolution, liquidation and winding up of our affairs, repayable in non-Israeli currency at the rate of exchange prevailing at the time of conversion. However, Israeli income tax is generally required to have been paid or withheld on these amounts. In addition, the statutory framework for the potential imposition of currency exchange control has not been eliminatedand may be restored at any time by administrative action.

Estate and Gift Tax

Israeli law presently does not impose estate or gift taxes.

UNDERWRITING

We have entered into an underwriting agreement with the underwriters identified in the table below (collectively, the “Underwriters”) for whom Canaccord Genuity LLC is acting as representative with respect to the shares being sold in this offering.

The Underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the overallotment option described below unless and until the overallotment option is exercised.

Under the terms and subject to the conditions contained in the underwriting agreement, we have agreed to sell to the Underwriters named below, and each Underwriter severally has agreed to purchase, the respective number of ordinary shares set forth opposite its name below:

Underwriter	Shares
Canaccord Genuity LLC	3,771,432
A.G.P./Alliance Global Partners	419,048
Total	4,190,480

The Underwriters propose to offer the ordinary shares directly to the public at the price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $ 0.189 per share. After this offering, these figures may be changed by the Underwriters.

We have granted the Underwriters an option to buy up to an additional 628,572 ordinary shares from us to cover over-allotments, if any. The underwriters may exercise this option at any time and from time to time during the 30-day period from the date of this prospectus supplement. If any additional ordinary shares are purchased, the Underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

Discounts and Commissions

The underwriting discounts and commissions are equal to the public offering price per ordinary share less the amount paid by the Underwriters to us per ordinary share. The following table shows the per share and total underwriting discounts and commissions to be paid by us to the Underwriters in this offering assuming both no exercise and full exercise of the over-allotment option:

	No Exercise of Over-Allotment	Full Exercise of Over-Allotment

Per share	$0.315	$0.315
Total	$1,320,001	$1,518,001

We also will reimburse the Underwriters for certain expenses of the Underwriters (including, but not limited to, reasonable fees and disbursements of counsel to the Underwriters) in an amount not in excess of $120,000. We will bear all expenses of this offering. We expect that the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $ 0.4 million.

Lock-Up Agreements

We, DBSI Investments Ltd. and chief executive officer and chief financial officer have agreed that, subject to certain exceptions, we and they will not, without the prior written consent of Canaccord Genuity, offer, sell, contract to sell, pledge or otherwise transfer or dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition of, by them or any person controlled by them, directly or indirectly, any of our ordinary shares or any securities convertible into, or exercisable or exchangeable for our ordinary shares, or publicly announce an intention to effect any such transaction, for a period from the date hereof until, and including the date that is, 45 days after the date of this prospectus supplement. Exceptions to the foregoing restrictions include, without limitation: (a) transactions relating to our ordinary shares acquired in open market transactions after the completion of the offering, or (b) transfers of ordinary shares as a bona fide gift, by will or intestacy or to a family member or trust for the benefit of a family member.

Price Stabilization and Short Positions

In connection with the offering, the Underwriters may purchase and sell the ordinary shares in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Until distribution of our ordinary shares is completed, SEC rules may limit the Underwriters from bidding for and purchasing our ordinary shares. However, the Underwriters may engage in transactions that stabilize the price of our ordinary shares, such as bids or purchases to peg, fix or maintain that price. A “stabilizing transaction” is a bid for or the purchase of ordinary shares on behalf of an Underwriter in the open market prior to the completion of this offering for the purpose of fixing or maintaining the price of the ordinary shares. Stabilizing transactions may cause the price of our ordinary shares to be higher than the price that might otherwise prevail in the open market.

If an Underwriter creates a short position in our ordinary shares in connection with this offering (i.e., if it sells more ordinary shares than are listed on the cover page of this prospectus supplement), the Underwriter may reduce that short position by purchasing our ordinary shares in the open market. A “covering transaction” is the bid for or purchase of ordinary shares on behalf of an Underwriter to reduce a short position incurred by the Underwriter in connection with the offering. The Underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option described above. A short position is more likely to be created if an Underwriter is concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering. Similar to other purchase transactions, an Underwriter’s purchases to cover the short sales may have the effect of raising or maintaining the market price of our ordinary shares or preventing or retarding a decline in the market price of our ordinary shares. As a result, the price of our ordinary shares may be higher than the price that might otherwise prevail in the open market.

An Underwriter also may impose a penalty bid, whereby the Underwriter may reclaim selling concessions allowed to syndicate members or other broker-dealers in respect of the ordinary shares sold in the offering for their account if the Underwriter repurchases the shares in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the ordinary shares, which may be higher than the price that might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of our ordinary shares in that it discourages resales of those ordinary shares.

The Underwriters have advised us that these transactions may be effected on the NASDAQ Capital Market or otherwise. Neither we nor the Underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our ordinary shares. In addition, neither we nor the Underwriters make any representation that the Underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

The Underwriters may also engage in passive market making transactions in our ordinary shares on the NASDAQ Capital Market in accordance with Rule 103 of Regulation M during a period before the commencement of offers or sales of our ordinary shares in this offering and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker's bid, that bid must then be lowered when specified purchase limits are exceeded.

Electronic Distribution

This prospectus supplement and the accompanying base prospectus may be made available in electronic format on websites or through other online services maintained by the Underwriters of the offering, or by their affiliates. Other than this prospectus supplement and the accompanying base prospectus in electronic format, the information on such websites and any information contained in any other website maintained by the Underwriters or any of their affiliates is not part of this prospectus supplement, the accompanying base prospectus or the registration statement of which this prospectus supplement and the accompanying base prospectus form a part, has not been approved or endorsed by us or the Underwriters in their capacities as underwriters and should not be relied upon by investors.

Trading Market

Our ordinary shares are traded on the NASDAQ Capital Market under the symbol “RADA.”

Transfer Agent

The transfer agent and registrar for our ordinary shares is American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, NY 11219.

Selling Restrictions

Canada

The ordinary shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the ordinary shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any ordinary shares may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any ordinary shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of ordinary shares shall result in a requirement for the publication by us or any underwriter of a prospectus supplement pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any ordinary shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any ordinary shares to be offered so as to enable an investor to decide to purchase any ordinary shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Israel

This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968 (“the Securities Law”), and has not been filed with or approved by the Israel Securities Authority. In the State of Israel, this document is being distributed only to, and is directed only at, and any offer of the securities offered hereby is directed only at, (i) a limited number of persons in accordance with the Securities Law and (ii) investors listed in the first addendum (the “Addendum”) to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors will be required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.

United Kingdom

Each underwriter has represented and agreed that:

(a)
it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”) received by it in connection with the issue or sale of the ordinary shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the ordinary shares in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

The validity of the securities and other legal matters concerning this offering relating to Israeli law will be passed upon for us by S. Friedman & Co., Tel Aviv, Israel. Carter Ledyard & Milburn LLP, New York, New York, will be passing upon matters of United States law for us with respect to securities offered by this prospectus supplement. Certain legal matters will be passed upon for the underwriters by Goodwin Procter LLP, New York, New York and Gornitzky & Co., Tel Aviv, Israel.

EXPERTS

The consolidated financial statements of RADA Electronic Industries Ltd. as of December 31, 2018 and 2017 and for each of the three years in the period ended December 31, 2018, incorporated by reference in this prospectus supplement have been audited by Kost Forer Gabbay & Kasierer, a Member of Ernst & Young Global, Independent Registered Public Accounting Firm, as set forth in their report thereon, included therein, and incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated in Israel, and most of our executive officers and all of our directors and the Israeli experts named herein are non-residents of the United States, and a substantial portion of our assets and the assets of such persons are located outside the United States. For further information regarding enforceability of civil liabilities against us and certain other persons, see the risk factor entitled “Service and enforcement of legal process on us and our directors and officers may be difficult to obtain” under the heading “Risk Factors” in the accompanying base prospectus.

AUTHORIZED REPRESENTATIVE

Our authorized representative in the United States for this offering as required pursuant to Section 6(a) of the Securities Act is our subsidiary, RADA Sensors Inc., 20300 Seneca Meadows Parkway, Suite 310, Germantown, Maryland 20876.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file annual, current reports, proxy statements and other information with the SEC.  SEC filings are available at the SEC’s web site at http://www.sec.gov.

This prospectus supplement is only part of a registration statement on Form F-3 that we have filed with the SEC under the Securities Act and therefore omits certain information contained in the registration statement. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus supplement, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document.

We also maintain a website at www.rada.com, through which you can access our SEC filings. The information set forth on, or accessible from, our website is not part of this prospectus supplement.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus supplement. Any statement in a document we incorporate by reference into this prospectus supplement will be considered to be modified or superseded to the extent a statement contained in this prospectus supplement or any other subsequently filed document that is incorporated by reference into this prospectus supplement modifies or supersedes that statement. The modified or superseded statement will not be considered to be a part of this prospectus supplement, except as modified or superseded. We incorporate by reference the following information or documents that we have filed with the SEC (excluding those portions of any document that are “furnished” and not “filed” in accordance with SEC rules):

•	Our Annual Report on Form 20-F for the year ended December 31, 2018;

•
Our reports of foreign private issuer on Form 6-K filed with the SEC on May 21, 2019 (financial results only), May 22, 2019, June 17, 2019, July 22, 2019, August 21, 2019 (financial results only), September 12, 2019, September 26, 2019, November 19, 2019 (financial results only), December 30, 2019 and January 7, 2020 (first three paragraphs only); and

•
The description of our securities contained in Item 1 of our Registration Statement on Form 8-A filed with the SEC on February 4, 1987 under the Exchange Act and any amendment or report filed for the purpose of updating that description.

In addition, we may incorporate by reference into this prospectus supplement our reports on Form 6-K filed after the date of this prospectus supplement if we identify in the report that it is being incorporated by reference in this prospectus supplement.

Statements made in this prospectus supplement or in any document incorporated by reference in this prospectus supplement as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the documents incorporated by reference, each such statement being qualified in all material respects by such reference.

PROSPECTUS

$50,000,000
Ordinary Shares
Subscription Rights
Warrants
Units

We may offer and sell under this prospectus, from time to time, any combination of the securities described in this prospectus, either individually or in units, in one or more offerings, up to an aggregate of $50,000,000.

Our Ordinary Shares currently trade on the Nasdaq Capital Market under the symbol “RADA.” On August 14, 2018, the last reported sale price of our ordinary shares on the Nasdaq Capital Market was $2.68 per share. We have not yet determined whether any of the other securities that may be offered by this prospectus will be listed on any exchange, inter-dealer quotation system or over-the-counter market. If we decide to seek listing of any such securities, a prospectus supplement relating to those securities will disclose the exchange, quotation system or market on which the securities will be listed and the date when we expect trading to begin.

This prospectus provides a general description of the securities we may offer. Each time we sell securities, we will provide specific terms of the securities offered in a supplement to this prospectus. The prospectus supplement may also add, update, or change information contained in this prospectus. This prospectus may not be used to consummate a sale of securities unless accompanied by the applicable prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” and the documents incorporated or deemed to be incorporated by reference carefully before you make your investment decision.

We will sell these securities directly to our shareholders or to purchasers or through agents on our behalf or through underwriters or dealers as designated from time to time. If any agents or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will provide the names of the agents or underwriters and any applicable fees, commissions, or discounts. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus on page 14.

The aggregate market value of our outstanding Ordinary Shares held by non-affiliates on July 18, 2018, as calculated in accordance with General Instruction I.B.5. of Form F-3, was approximately $74.35 million. During the prior 12 calendar month period that ends on, and includes, the date of this prospectus, we have offered securities with an aggregate market value of approximately $9.90 million pursuant to General Instruction I.B.5 of Form F-3. Pursuant to General Instruction I.B.5, in no event will we sell securities pursuant to this prospectus with a value of more than one-third of the aggregate market value of our Ordinary Shares held by non-affiliates in any 12-month period, so long as the aggregate market value of our Ordinary Shares held by non-affiliates is less than $75,000,000.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 3 AND UNDER SIMILAR HEADINGS IN THE OTHER DOCUMENTS THAT ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERED HEREBY.

NONE OF THE U.S. SECURITIES AND EXCHANGE COMMISSION, THE ISRAELI SECURITIES AUTHORITY OR ANY STATE SECURITIES COMMISSION HAVE APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is

You should rely only on the information contained or incorporated by reference in this prospectus or any supplement. Neither we nor the Selling Shareholder have authorized anyone else to provide you with different information. The ordinary shares offered by this prospectus are being offered only in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of each document. Our business, financial condition, results of operations and prospects may have changed since that date.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities Exchange Commission, or the SEC. This prospectus and the documents incorporated by reference herein include important information about us, the securities being offered by us and other information you should know before investing. Any prospectus supplement may also add, update, or change information in this prospectus. If there is any inconsistency between the information contained in this prospectus and any prospectus supplement, you should rely on the information contained in that particular prospectus supplement. This prospectus does not contain all the information provided in the registration statement we filed with the SEC. You should read this prospectus together with the additional information about us described in the sections below entitled “Incorporation of Certain Information by Reference” and “Where You Can Find Additional Information.” You should rely only on information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to provide you with information different from that contained in, or incorporated by reference into, this prospectus. The information contained in this prospectus is accurate only as of the date on the front cover of the prospectus and information we have incorporated by reference in this prospectus is accurate only as of the date of the document incorporated by reference. You should not assume that the information contained in, or incorporated by reference into, this prospectus is accurate as of any other date.

Unless we have indicated otherwise or the context otherwise requires, references in this prospectus and any supplement to this prospectus to “the Company,” “RADA,” “we,” “us” and “our” refer to RADA Electronic Industries Ltd., a company organized under the laws of the State of Israel, and its wholly owned subsidiaries. All references in this prospectus to “dollars” or “$” are to United States dollars, and all references to “Shekels” or “NIS” are to New Israeli Shekels.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus, including the information incorporated by reference into this prospectus, contains, and any prospectus supplement may contain, forward-looking statements within the meaning of the federal securities laws. The use of the words “projects,” “expects,” “may,” “plans” or “intends,” or words of similar import, identifies a statement as “forward-looking.” The forward-looking statements included herein are based on current expectations that involve a number of risks and uncertainties. These forward-looking statements are based on the assumption that the Company will not lose a significant customer or customers or experience increased fluctuations of demand or rescheduling of purchase orders, that our markets will be maintained in a manner consistent with our historical experience, that our products will remain accepted within their respective markets and will not be replaced by new technology, that competitive conditions within our markets will not change materially or adversely, that we will retain key technical and management personnel, that our forecasts will accurately anticipate market demand, and that there will be no material adverse change in our operations or business. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. In addition, our business and operations are subject to substantial risks which increase the uncertainty inherent in the forward-looking statements. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives or plans will be achieved. Factors that could cause actual results to differ from our expectations or projections include the risks and uncertainties relating to our business described in this prospectus at “Risk Factors.” We caution you to carefully consider these risks and not to place undue reliance on our forward-looking statements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, and we assume no responsibility for updating any forward-looking statements.

PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information about us, the securities that may be sold from time to time, and our financial statements and the notes to them, all of which appear elsewhere in this prospectus or in the documents incorporated by reference in this prospectus.

We are an Israel-based defense electronics contractor specializing in the development, manufacture, marketing and sales of defense electronics, including avionics solutions (including avionics for unmanned aerial vehicles) including inertial navigation systems, airborne data/video recording and management systems, and tactical land-based radars for defense forces and border protection systems. In addition, while we continue to sell and support our legacy commercial aviation products and services, in 2016 we decided to actively pursue the sale of our Chinese subsidiary, Beijing Hua Rui Aircraft Maintenance and Service, Co., Ltd., known as CACS, which is the main platform of our test and repair shop activity.

We were incorporated under the laws of the State of Israel on December 8, 1970. We are a public limited liability company under the Israeli Companies Law 1999-5759, or the Israeli Companies Law, and operate under this law and associated legislation. Our registered offices and principal place of business are located at 7 Giborei Israel Street, Netanya 4250407, Israel, and our telephone number is +972-9-892-1111. Our website address is www.RADA.com. The information on our website is not incorporated by reference into this prospectus.

RISK FACTORS

Investing in our securities involves a high degree of risk and uncertainty. You should carefully consider the risks and uncertainties described below before investing in our securities. Our business, prospects, financial condition and results of operations could be adversely affected due to any of the following risks. In that case, the value of our securities could decline, and you could lose all or part of your investment.

Risks Related to Our Business and Our Industry

We have a history of operating losses and although we returned to profitability in 2017, we may not be able to sustain profitable operations in the future. To the extent that we continue to incur operating losses in the future, we may not have sufficient working capital to fund our operations.

We incurred operating losses in three of the five years ended December 31, 2017. Although we achieved an operating profit of $ 2.0 million in the year ended December 31, 2017 and net income of $204,000 in the first quarter of 2018, we may not be able to achieve or sustain profitable operations in the future or generate positive cash flows from operations. As of March 31, 2018 our accumulated deficit was $ 76.9 million and we had cash, cash equivalents and short-term bank deposits of $13.4 million, compared to cash, cash equivalents and short-term bank deposits of $1.2 million as of December 31, 2016. Based on our current operations, we believe our existing funds will be sufficient to fund our operations in 2018. To the extent that we incur operating losses in the future or are unable to generate free cash flows from our business, we may not have sufficient working capital to fund our operations and will be required to obtain additional financing. Such financing may not be available, or if available, may not be on terms satisfactory to us. If adequate funds are not available to us, our business, and results of operations and financial condition will be adversely affected.

We may need to raise additional capital in the future, which may substantially dilute the holdings of our shareholders.

In order to obtain working capital for our operations and to repay the outstanding debt due to our then principal shareholder, we completed a follow-on public offering of 3,455,284 ordinary shares, offered at a price to the public of $2.46 per share on July 30, 2015. We then entered into an investment transaction with DBSI Investments Ltd., or DBSI, on May 18, 2016, according to which we sold 8,510,638 ordinary shares to DBSI for $4 million, reflecting a price per share of $0.47. We also issued to DBSI, without additional consideration, warrants to purchase 4,255,319 ordinary shares at an exercise price per share of $0.47 (or $2 million in the aggregate) exercisable for a period of 24 months and warrants to purchase 3,636,363 ordinary shares at an exercise price per share of $0.55 (or $2 million in the aggregate) exercisable for a period of 48 months. DBSI also agreed to provide our company with a three-year $3,175,000 convertible loan bearing interest of Libor plus 6%, which was funded on June 16, 2016 and was used to repay the outstanding convertible loan and accrued interest owed to an entity owned by our former principal shareholder, Mr. Howard Yeung. In November 2016, we sold 1,904,762 of our ordinary shares to The Phoenix Insurance Company Ltd. and its affiliate, Shotfut-Menayot-Israel-HaPhoenix Amitim Ltd., two Israeli institutional investors, at a price of $1.05 per share, or approximately $2 million in the aggregate. At the same time, DBSI invested an additional $1 million in our company through the exercise of 2,127,660 warrants. On August 23, 2017 we sold 4,604,500 of our ordinary shares to Israeli institutional investors, at a price of $2.15 per share, pursuant to prospectus. As of March 2018, DBSI has paid us $4 million to exercise warrants to purchase 7,891,683 ordinary shares. In August 2017, DBSI converted the convertible loan and purchased 1,322,917 ordinary shares. We may need additional working capital in the future to fund our operations. Such financing may not be available, or if available, may not be on terms satisfactory to us. If adequate funds are not available to us, our business, and results of operations and financial condition will be adversely affected.

Competition in the market for defense electronics is intense. Our products may not achieve market acceptance, which could adversely affect our business, financial condition and results of operations.

The market for our products is highly competitive and we may not be able to compete effectively in our market. Our principal competitors in the defense electronics market, include Elbit Systems Ltd., United Technologies Aerospace Systems, Honeywell International Inc., Israel Aerospace Industries Ltd., or IAI, Northrop Grumman Corporation, Sagem Avionics LLC, Thales Group, Zodiac Aerospace Group and SRC Inc. We expect to continue to face competition from these and other competitors. Most of our competitors are larger and have substantially greater resources than us, including financial, technological, marketing and distribution capabilities, and enjoy greater market recognition than we do. These competitors are able to achieve greater economies of scale and may be less vulnerable to price competition than us. We may not be able to offer our products as part of integrated systems to the same extent as our competitors or successfully develop or introduce new products that are more cost effective or offer better performance than those of our competitors. Failure to do so could adversely affect our business, financial condition and results of operations.

We may not be able to implement our growth strategy which could adversely affect our business, financial condition and results of operations.

In line with our growth strategy, we entered into a number of strategic relationships with Embraer S.A., or Embraer, Hindustan Aeronautics Ltd., or HAL, IAI, Lockheed Martin Corporation, or Lockheed Martin, Boeing Defense, Space & Security, or Boeing, Rafael Advanced Defense Systems Ltd., or Rafael, IMI Systems Ltd., or IMI, and Leonardo DRS, or DRS and SAZE Technologies LLC., or SAZE, to increase our penetration into the defense electronics market. We are currently investing and intend to continue to invest significant resources to develop these relationships and additional new relationships. Should our relationships fail to materialize into significant agreements or should we fail to work efficiently with these companies, we may lose sales and marketing opportunities and our business, results of operations and financial condition could be adversely affected.

Our growth is dependent in part on the development of new products, based on internal research and development. We may not accurately identify market needs before we invest in the development of a new product. In addition, we might face difficulties or delays in the development process that will result in our inability to timely offer products that satisfy the market and competing products may emerge during the development and certification process.

While we have met with initial success in the introduction of our advanced ground radars for tactical applications such as defense forces protection and border protection, there can be no assurance that we will succeed in obtaining general market acceptance or that we will ever recover our investment in this new product family.

We have developed a number of radar platforms for use in combat vehicles and tactical protection applications for defense forces and border protection. In December 2014, we announced the first significant order for this product family, a $4.5 million order from the Israel Ministry of Defense. To date, we have received over $20 million in orders for our ground radar products, but cannot assure you that our ground radars will achieve broad market acceptance.

Reductions in defense budgets worldwide may cause a reduction in our revenues, which would adversely affect our business, operating results and financial condition.

Substantially all of our revenues are derived from the sale of products with military applications. These revenues totaled approximately $26.1 million, or 100% of our revenues in 2017, $12.8 million, or 100% of our revenues, in the year ended December 31, 2016 and $14.1 million, or 99.9% of our revenues, in the year ended December 31, 2015. The defense budgets of a number of countries have declined and may be reduced in the future. Declines in defense budgets may result in reduced demand for our products and manufacturing services. This would result in reduction in our core business’ revenues and adversely affect our business, results of operations and financial condition.

Unfavorable national and global economic conditions could have a material adverse effect on our business, operating results and financial condition.

During periods of slowing economic activity, our customers may reduce their demand for our products, technology and professional services, which would reduce our sales, and our business, operating results and financial condition may be adversely affected. The global and domestic economies continue to face a number of economic challenges, including threatened sovereign defaults, credit downgrades, restricted credit for businesses and consumers and potentially falling demand for a variety of products and services. These developments, or the perception that any of them could occur, could result in longer sales cycles, slower adoption of new technologies and increased price competition for our products and services. We could also be exposed to credit risk and payment delinquencies on our accounts receivable, which are not covered by collateral.

Significant portions of our operations are conducted outside the markets in which our products and solutions are manufactured or generally sold, and accordingly, we often export a substantial number of products into such markets. We may, therefore, be denied access to potential customers or suppliers or denied the ability to ship products from any of our subsidiaries into the countries in which we currently operate or wish to operate, as a result of economic, legislative, political and military conditions, including hostilities and acts of terrorism, in such countries.

We may also be required in the future to increase our reserves for doubtful accounts. In addition, the fair value of some of our assets may decrease as a result of an uncertain economy and as a result, we may be required to record impairment charges in the future. If global economic and market conditions or economic conditions in key markets remain uncertain or weaken further, our financial condition and operating results may be materially adversely affected.

Sales of our products are subject to governmental procurement procedures and practices; termination, reduction or modification of contracts with our customers or a substantial decrease in our customers’ budgets may adversely affect our business, operating results and financial condition.

Our products are primarily sold to governmental agencies, governmental authorities and government-owned companies, many of which have complex and time-consuming procurement procedures. A substantial time often elapses from the time we begin marketing a product until we actually sell that product to a particular customer. In addition, our sales to governmental agencies, authorities and companies are directly affected by these customers’ budgetary constraints and the priority given in their budgets to the procurement of our products. A decrease in governmental funding for our customers’ budgets would adversely affect our results of operations. This risk is heightened during periods of global economic slowdown. Accordingly, governmental purchases of our systems, products and services may decline in the future as the governmental purchasing agencies may terminate, reduce or modify contracts or subcontracts if:

●	their requirements or budgetary constraints change;

●	they cancel multi-year contracts and related orders if funds become unavailable;

●	they shift spending priorities into other areas or for other products; or

●	they adjust contract costs and fees on the basis of audits.

Any such event may have a material adverse effect on us.

Further, our business with the State of Israel and other governmental entities is, in general, subject to delays in funding and performance of contracts and the termination for convenience (among other reasons) of contracts or subcontracts with governmental entities. The termination, reduction or modification of our contracts or subcontracts with the Government of Israel in the event of change in requirements, policies or budgetary constraints would have an adverse effect on our business, operating results and financial condition.

If we do not receive the governmental approvals necessary for the export of our products, our revenues may decrease. Similarly, if our suppliers and partners do not receive government approvals necessary to export their products or designs to us, our revenues may decrease and we may fail to implement our growth strategy.

Israel’s defense export policy regulates the sale of our systems and products. Current Israeli policy encourages export to approved customers of defense systems and products, such as ours, as long as the export is consistent with Israeli government policy. A license is required to initiate marketing activities. We are also required to obtain a specific export license for any hardware exported from Israel. We may not be able to receive all the required permits and licenses for which we may apply in the future. If we do not receive the required permits for which we apply, our revenues may decrease.

We are subject to laws regulating export of “dual use” items (items that are typically sold in the commercial market, but that also may be used in the defense market) and defense export control legislation. Additionally, our participation in governmental procurement processes in Israel and other countries is subject to specific regulations governing the conduct of the process of procuring defense contracts. Furthermore, solicitations for procurements by governmental purchasing agencies in Israel and other countries are governed by laws, regulations and procedures relating to procurement integrity, including avoiding conflicts of interest and corruption in the procurement process. We may not be able to respond quickly and effectively to changing laws and regulations and any failure to comply with such laws and regulations may subject us to significant liability and penalties.

We depend on sales to key customers and the loss of one or more of our key customers would result in a loss of a significant amount of our revenues, which would adversely affect our business, financial condition and results of operations.

A significant portion of our revenues is derived from a small number of customers. During the years ended December 31, 2017 and 2016, 74% and 83% of our revenues, respectively, were attributable to seven customers. We anticipate that a significant portion of our future revenues will continue to be derived from sales to a small number of customers. No assurances can be given that our customers will continue to purchase our products, that we will be successful in any bid for new contracts to provide such products, or that if we are granted subsequent orders, such orders would be of a scope comparable to the sales that we have experienced to date. If our principal customers do not continue to purchase products from us at current levels or if we do not retain such customers and we are not able to derive sufficient revenues from sales to new customers to compensate for their loss, our revenues would be reduced and adversely affect our business, cash flows, financial condition and results of operations.

We depend on suppliers of components for our products and if we are unable to obtain these components when needed, we could experience delays in the manufacturing of our products and our financial results could be adversely affected.

We acquire most of the components for the manufacturing of our products from suppliers and subcontractors, most of whom are located in Israel and the United States. A number of these suppliers are currently the sole source of one or more components upon which we are dependent. Suppliers of some of the components for manufacturing require us to place orders with significant lead-time to assure supply in accordance with our manufacturing requirements. Delays in supply may significantly hurt our ability to fulfill our contractual obligations and may significantly hurt our business and result of operations. In addition, we may not be able to continue to obtain such components from these suppliers on satisfactory commercial terms. Temporary disruptions of our manufacturing operations would ensue if we were required to obtain components from alternative sources, which may have an adverse effect on our financial results.

Rapid technological changes may adversely affect the market acceptance of our products and could adversely affect our business, financial condition and results of operations.

The defense electronics market in which we compete is subject to technological changes, introduction of new products, change in customer demands and evolving industry standards. Our future success will depend upon our ability to keep pace with technological developments and to timely address the increasingly sophisticated needs of our customers by supporting existing and new technologies and by developing and introducing enhancements to our current products and new products. We may not be successful in developing and marketing enhancements to our products that will respond to technological change, evolving industry standards or customer requirements. In addition, we may experience difficulties that could delay or prevent the successful development, introduction and sale of such enhancements and such enhancements may not adequately meet the requirements of the market and may not achieve any significant degrees of market acceptance. If release dates of our new products or enhancements are delayed or, if when released, they fail to achieve market acceptance, our business, operating results and financial condition may be adversely affected.

We enter into fixed-price contracts that could expose us to losses in the event we fail to properly estimate our costs.

We enter into firm fixed-price contracts. If our initial cost estimates are incorrect, we can lose money on these contracts. Because many of these contracts involve new technologies, unforeseen events, such as technological difficulties and other cost overruns, can result in the contract pricing becoming less favorable or even unprofitable to us and have an adverse impact on our financial results.

Breaches of network or information technology security, natural disasters or terrorist attacks could have an adverse effect on our business.

Cyber-attacks or other breaches of network or IT security, natural disasters, terrorist acts or acts of war may cause equipment failures or disrupt our systems and operations. We may be subject to attempts to breach the security of our networks and IT infrastructure through cyber attack, malware, computer viruses and other means of unauthorized access. The potential liabilities associated with these events could exceed the insurance coverage we maintain. Our inability to operate our facilities as a result of such events, even for a limited period of time, may result in significant expenses or loss of market share to other competitors in the defense electronics market. In addition, a failure to protect the privacy of customer and employee confidential data against breaches of network or IT security could result in damage to our reputation. To date, we have not been subject to cyber-attacks or other cyber incidents which, individually or in the aggregate, resulted in a material impact to our operations or financial condition.

We are subject to risks associated with international operations; we generate a significant portion of our sales from customers located in countries that may be adversely affected by political or economic instability and corruption.

We are aviation and defense company with worldwide operations. Although 79% of our sales are in Israel and North America, we expect to derive an increasing portion of our sales and future growth from other regions such as Latin America, India and Central and Eastern Europe, which may be more susceptible to political or economic instability. In addition, in many less-developed markets, we rely heavily on third-party representatives, consultants and other agents for business development, marketing and distribution of our products. Many of these third-parties do not have internal compliance resources comparable to ours. Business activities in many of these markets have historically been more susceptible to corruption. If our efforts to screen third party agents and detect cases of potential misconduct fail, we could be held responsible for the noncompliance of these third parties under applicable laws and regulations, which may adversely affect our reputation and our business, financial condition or results of operations.

Exports accounted for 76% of our revenues in 2017, 43% of our revenues in 2016 and 57% of our revenues in 2015. Our reliance on export sales subjects us to many risks inherent in engaging in international business, including:

●	Limitations and disruptions resulting from the imposition of government controls;

●	Changes in regulatory requirements;

●	Export license requirements;

●	Economic or political instability;

●	Trade restrictions;

●	Changes in tariffs;

●	Currency fluctuations;

●	Longer receivable collection periods and greater difficulty in accounts receivable collection;

●	Greater difficulty in safeguarding intellectual property;

●	Difficulties in managing overseas subsidiaries and international operations; and

●	Potential adverse tax consequences.

We may not be able to sustain or increase revenues from international operations and may encounter significant difficulties, in connection with the sale of our products in international markets. Any of those events may adversely affect our business, operating results and financial condition.

Significant political developments could have a materially adverse effect on us. In the United States, potential or actual changes in fiscal, defense appropriations, tax and labor policies could have uncertain and unexpected consequences that may materially impact our business, results of operations and financial condition. In the U.K., “Brexit,” the referendum in which voters approved an exit from the European Union, or E.U., could lead to legal uncertainty and potentially divergent national laws and regulations which could adversely affect our business and financial condition. While the U.K. and the E.U. are expected to reach an agreement by 2019 regarding the U.K.’s formal exit from the E.U., political changes in the U.K. following the “Brexit” referendum and other factors leave it unclear when exactly the U.K. will exit and on what terms.

In addition, as a company registered with the SEC, we are subject to the regulations imposed by the Foreign Corrupt Practices Act, or FCPA, which generally prohibits registrants and their intermediaries from making improper payments to foreign officials, for the purpose of obtaining or keeping business or obtaining an improper business benefit. We have adopted proactive procedures to promote compliance with the FCPA, but we may be held liable for actions taken by our strategic or local partners or agents even though these partners may not themselves be subject to the FCPA. Any determination that we have violated the FCPA could materially and adversely affect our business, results of operations, and cash flows.

Currency exchange rate fluctuations in the world markets in which we conduct business could have a material adverse effect on our business, results of operations and financial condition.

Most of our revenues are in dollars or are linked to the dollar, while a portion of our expenses, principally salaries and related personnel expenses, are incurred in other currencies, particularly in NIS. Therefore, our costs in such other currencies, as expressed in dollars, are influenced by the exchange rate between the dollar and the relevant currency. We are also exposed to the risk that the rate of inflation in Israel will exceed the rate of depreciation of the NIS in relation to the dollar or that the timing of this depreciation lags behind inflation in Israel. This would have the effect of increasing the dollar cost of our operations. In the past, the NIS exchange rate with the dollar and other foreign currencies has fluctuated, generally reflecting inflation rate differentials. We cannot predict any future trends in the rate of inflation in Israel or the rate of depreciation or appreciation of the NIS against the dollar. If the dollar cost of our operations in Israel increases, our dollar-measured results of operations will be adversely affected. We engage in currency hedging transactions intended to partly reduce the effect of fluctuations in foreign currency exchange rates on our results of operations. However, such transactions may not materially reduce the effect of fluctuations in foreign currency exchange rates on our results of operations.

Claims that our products infringe upon the intellectual property of third parties may require us to incur significant costs, enter into licensing agreements or license substitute technology.

Third parties may assert infringement claims against us or claims that we have violated a patent or infringed on a copyright, trademark or other proprietary right belonging to them. Any infringement claim, even one without merit, could result in the expenditure of significant financial and managerial resources to defend against the claim. Moreover, a successful claim of product infringement against us or a settlement could require us to pay substantial amounts or obtain a license to continue to use the technology that is the subject of the claim, or otherwise restrict or prohibit our use of the technology. We might not be able to obtain a license from the third party asserting the claim on commercially reasonable terms, if at all. We also may not be able to obtain a license from another provider of suitable alternative technology to permit us to continue offering the product. Infringement claims asserted against us could have a material adverse effect on our business, operating results and financial condition.

We are required to comply with “conflict minerals” rules which impose costs on us, may make our supply chain more complex, and could adversely impact our business.

We are subject to the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, that will require us to perform due diligence, disclose and report whether our products contain conflict minerals. President Trump’s administration has indicated that the Dodd-Frank Act will be under further scrutiny and some of the provisions of the Dodd-Frank Act may be revised, repealed or amended. In April 2017, the SEC announced that it was suspending enforcement of portions of the conflict minerals regulations enacted under the Dodd-Frank Act following a ruling by the U.S. Court of Appeals for the District of Columbia Circuit. The implementation of these requirements and any changes effected by the Trump administration could adversely affect the sourcing, availability and pricing of the materials used in the manufacture of components used in our products. In addition, we will likely incur additional costs to comply with the disclosure requirements, including costs related to conducting diligence procedures to determine the sources of conflict minerals that may be used in or necessary to the production of our products and, if applicable, potential changes to our products, processes or sources of supply as a consequence of such verification activities. It is also possible that we may face reputational harm if we determine that certain of our products contain minerals not determined to be conflict-free or if we are unable to alter our products, processes or sources of supply to avoid use of such materials. Furthermore, we may encounter challenges in satisfying those customers that require that all of the components of our products be certified as conflict free, and if we cannot satisfy these customers, they may choose a competitor’s products.

We may fail to maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, which could have an adverse effect on our financial results and the market price of our ordinary shares.

The Sarbanes-Oxley Act of 2002 imposes certain duties on us and our executives and directors. Our efforts to comply with the requirements of Section 404(a) of the Sarbanes-Oxley Act of 2002 governing internal controls and procedures for financial reporting, which started, in connection with our 2007 Annual Report on form 20-F, have resulted in increased general and administrative expense and a diversion of management time and attention, and we expect these efforts to require the continued commitment of significant resources. We may identify material weaknesses or significant deficiencies in our assessments of our internal controls over financial reporting. Failure to maintain effective internal controls over financial reporting could result in investigation or sanctions by regulatory authorities and could have a material adverse effect on our operating results, investor confidence in our reported financial information and the market price of our ordinary shares.

Risk Factors Related to Our Ordinary Shares

Because one of our shareholders, DBSI, holds approximately 27.4% of our outstanding shares, investors may not be able to affect the outcome of shareholder votes.

DBSI currently beneficially owns 9,001,634 of our ordinary shares, or approximately 27.4% of our outstanding shares. For as long as DBSI, or any shareholder, holds a significant interest in our company, it may have the ability to exercise a controlling influence over our business and affairs, including any determinations with respect to potential mergers or other business combinations involving us, our acquisition or disposition of assets, our incurrence of indebtedness, our issuance of any additional ordinary shares or other equity securities, our repurchase or redemption of ordinary shares and our payment of dividends. Similarly, as long as DBSI has a controlling interest in our company, it will have the power to determine or significantly influence the outcome of matters submitted to a vote of our shareholders, including the power to elect all of the members of our board of directors (except external directors, within the meaning of Israeli law), or prevent an acquisition or any other change in control of us. Because the interests of our controlling shareholders may differ from the interests of our other shareholders, actions taken by it with respect to us may not be favorable to our other shareholders.

If we fail to maintain compliance with NASDAQ’s continued listing requirements, our shares may be delisted from the NASDAQ Capital Market.

To continue to be listed on the NASDAQ Capital Market, we need to satisfy a number of conditions, including minimum shareholders’ equity of at least $2.5 million and a minimum closing bid price per share of $1.00. On October 1, 2015, we received notification from NASDAQ for not maintaining a minimum bid price of US$1.00 per share for 30 consecutive business days (Listing Rule 5550(a) (2)). We were given 180 calendar days, or until March 29, 2016, to regain compliance. On March 30, 2016, we received notification from NASDAQ that we are eligible for an additional 180 calendar days to regain compliance. Following a reverse split of our ordinary shares, on September 29, 2016, we regained compliance with Listing Rule 5550(a)(2) and our shares continued to be listed on the NASDAQ Capital Market.

If in the future, our share price drops again and remains under $1.00 for 30 consecutive business days, and if we are ultimately delisted from NASDAQ, trading in our ordinary shares would be conducted on a market where an investor would likely find it significantly more difficult to dispose of, or to obtain accurate quotations as to the value of, our ordinary shares.

Our share price has been volatile in the past and may decline in the future.

Our ordinary shares have experienced significant market price and volume fluctuations in the past and may experience significant market price and volume fluctuations in the future in response to factors such as the following, some of which are beyond our control:

●	Quarterly variations in our operating results;

●	Operating results that vary from the expectations of securities analysts and investors;

●	Changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

●	Announcements of technological innovations or new products by us or our competitors;

●	Announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

●	Changes in the status of our intellectual property rights;

●	Announcements by third parties of significant claims or proceedings against us;

●	Additions or departures of key personnel;

●	Future sales of our ordinary shares;

●	Delisting of our shares from the NASDAQ Capital Market; and

●	Stock market price and volume fluctuations.

Domestic and international stock markets often experience extreme price and volume fluctuations. Market fluctuations, as well as general political and economic conditions, such as a recession or interest rate or currency rate fluctuations or political events or hostilities in or surrounding Israel, could adversely affect the market price of our ordinary shares.

In the past, securities class action litigation has often been brought against companies following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management’s attention and resources both of which could have a material adverse effect on our business and results of operations.

Substantial future sales of our ordinary shares by our principal shareholders may depress our share price.

If our principal shareholders, sell substantial amounts of their ordinary shares or if the perception exists that our principal shareholders may sell a substantial number of our ordinary shares, the market price of our ordinary shares may fall. Any substantial sales of our shares in the public market also might make it more difficult for us to sell equity or equity related securities in the future at a time and on terms we deem appropriate.

We do not intend to pay dividends.

We have never declared or paid cash dividends on our ordinary shares and do not expect to do so in the foreseeable future. The declaration of dividends is subject to the discretion of our board of directors and will depend on various factors, including our operating results, financial condition, future prospects and any other factors deemed relevant by our board of directors. You should not rely on an investment in our company if you require dividend income from your investment in our company. The success of your investment will likely depend entirely upon any future appreciation of the market price of our ordinary shares, which is uncertain and unpredictable. There is no guarantee that our ordinary shares will appreciate in value or even maintain the price at which you purchased your ordinary shares.

We may be classified as a passive foreign investment company, or PFIC, which would subject our U.S. investors to adverse tax rules.

U.S. holders of our ordinary shares may face income tax risks. We have been advised that we may have been a “passive foreign investment company” (“PFIC”) for the 2017 taxable year. Our treatment as a PFIC could result in a reduction in the after-tax return to U.S. Holders (as defined further below) of our ordinary shares and would likely cause a reduction in the value of such shares. A foreign corporation will be treated as a PFIC for U.S. federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of “passive income,” or (2) at least 50% of the average value of the corporation’s gross assets produce, or are held for the production of, such “passive income.” For purposes of these tests, “passive income” includes dividends, interest, gains from the sale or exchange of investment property and rents and royalties other than rents and royalties that are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute “passive income.” If we are treated as a PFIC, U.S. Holders of ordinary shares would be subject to a special adverse U.S. federal income tax regime with respect to the income derived by us, the distributions they receive from us, and the gain, if any, they derive from the sale or other disposition of their ordinary shares. In particular, dividends paid by us, if any, would not be treated as “qualified dividend income,” eligible for preferential tax rates in the hands of non-corporate U.S. shareholders. Since PFIC status depends upon the composition of our income and the market value of our assets from time to time, even if we were not a PFIC in 2017, there can be no assurance that we will not become a PFIC in any future taxable year.

Risks Relating to Our Location in Israel

Political, economic and military instability in Israel may disrupt our operations and negatively affect our business condition, harm our results of operations and adversely affect our share price.

We are incorporated under the laws of, and our principal executive offices and manufacturing and research and development facilities are located in the State of Israel. As a result, political, economic and military conditions affecting Israel directly influence us. Any major hostilities involving Israel, a full or partial mobilization of the reserve forces of the Israeli army, the interruption or curtailment of trade between Israel and its present trading partners, or a significant downturn in the economic or financial condition of Israel could adversely affect our business, financial condition and results of operations.

Conflicts in North Africa and the Middle East, including in Egypt and Syria which border Israel, have resulted in continued political uncertainty and violence in the region. Efforts to improve Israel’s relationship with the Palestinian Authority have failed to result in a permanent solution, and there have been numerous periods of hostility in recent years. In addition, relations between Israel and Iran continue to be seriously strained, especially with regard to Iran’s nuclear program. Such instability may affect the local and global economy, could negatively affect business conditions and, therefore, could adversely affect our operations. To date, these matters have not had any material effect on our business and results of operations; however, the regional security situation and worldwide perceptions of it are outside our control and there can be no assurance that these matters will not negatively affect our business, financial condition and results of operations in the future.

Furthermore, we could be adversely affected by the interruption or reduction of trade between Israel and its trading partners. Some countries, companies and organizations continue to participate in a boycott of Israeli companies and others doing business with Israel or with Israeli companies. As a result, we are precluded from marketing our products to these countries, companies and organizations. Foreign government defense export policies towards Israel could also make it more difficult for us to obtain the export authorizations necessary for our activities. Also, over the past several years there have been calls in Europe and elsewhere to reduce trade with Israel. Restrictive laws, policies or practices directed towards Israel or Israeli businesses may have an adverse impact on our operations, our financial results or the expansion of our business.

Our results of operations may be negatively affected by the obligation of our personnel to perform military service.

Some of our employees in Israel are obligated to perform annual military reserve duty and are subject to being called for active duty under emergency circumstances. If a military conflict or war arises, these individuals could be required to serve in the military for extended periods of time. Our operations could be disrupted by the absence for a significant period of one or more of our executive officers or key employees or a significant number of other employees due to military service. Any disruption in our operations could adversely affect our business.

We may not be able to enforce covenants not-to-compete under current Israeli law.

We have non-competition agreements with most of our employees, many of which are governed by Israeli law. These agreements generally prohibit our employees from competing with us or working for our competitors for a specified period following termination of their employment. However, Israeli courts are reluctant to enforce non-compete undertakings of former employees and tend, if at all, to enforce those provisions for relatively brief periods of time in restricted geographical areas and only when the employee has unique value specific to that employer’s business and not just regarding the professional development of the employee. Any such inability to enforce non-compete covenants may cause us to lose any competitive advantage resulting from advantages provided to us by such confidential information.

We may become subject to claims for remuneration or royalties for assigned service invention rights by our employees, which could result in litigation and adversely affect our business.

A significant portion of our intellectual property has been developed by our Israeli employees in the course of their employment for us. Under the Israeli Patent Law, 5727-1967, or Israeli Patent Law, inventions conceived by an employee during the term and as part of the scope of his or her employment with a company are regarded as “service inventions,” which belong to the employer, absent a specific agreement between the employee and employer giving the employee service invention rights. The Israeli Patent Law also provides that if there is no such agreement between an employer and an employee, the Israeli Compensation and Royalties Committee, or C&R Committee, a body constituted under the Israeli Patent Law, shall determine whether the employee is entitled to remuneration for his inventions. The C&R Committee (decisions of which have been upheld by the Israeli Supreme Court) has held that employees may be entitled to remuneration for their service inventions despite having specifically waived any such rights. Further, the C&R Committee has not yet set specific guidelines regarding the method for calculating this remuneration or the criteria or circumstances under which an employee’s waiver of his right to remuneration will be disregarded. We generally enter into intellectual property assignment agreements with our employees pursuant to which such employees assign to us all rights to any inventions created in the scope of their employment or engagement with us. Although our employees have agreed to assign to us service invention rights and have specifically waived their right to receive any special remuneration for such assignment beyond their regular salary and benefits, we may face claims demanding remuneration in consideration for assigned inventions. As a consequence of such claims, we could be required to pay additional remuneration or royalties to our current or former employees, or be forced to litigate such claims, which could negatively affect our business.

Service and enforcement of legal process on us and our directors and officers may be difficult to obtain.

Service of process upon our directors and officers and the Israeli experts named in this prospectus, most of who reside outside the U.S., may be difficult to obtain within the U.S. Furthermore, since substantially most our assets, our directors and officers and the Israeli experts named in this prospectus are located outside the U.S., any judgment obtained in the U.S. against us or these individuals or entities may not be collectible within the U.S.

There is doubt as to the enforceability of civil liabilities under the Securities Act and the Securities Exchange Act in original actions instituted in Israel. However, subject to certain time limitations and other conditions, Israeli courts may enforce final judgments of U.S. courts for liquidated amounts in civil matters, including judgments based upon the civil liability provisions of those Acts.

The rights and responsibilities of our shareholders are governed by Israeli law and differ in some respects from those of a typical U.S. corporation.

We are incorporated under Israeli law and the rights and responsibilities of holders of our ordinary shares are governed by our articles of association and by Israeli law. These rights and responsibilities differ in some respects from the rights and responsibilities of shareholders in typical U.S. corporations. In particular, a shareholder of an Israeli company has a duty to act in good faith in exercising his or her rights and fulfilling his or her obligations toward the company and other shareholders and to refrain from abusing his power in the company, including, among other things, in voting at the general meeting of shareholders on certain matters. Israeli law provides that these duties are applicable to shareholder votes at the general meeting with respect to, among other things, amendments to a company’s articles of association, increases in a company’s authorized share capital, mergers and actions and transactions involving interests of officers, directors or other interested parties which require the shareholders’ approval. In addition, a controlling shareholder of an Israeli company or a shareholder who knows that he or she possesses the power to determine the outcome of a vote at a meeting of our shareholders, or who has, by virtue of the company’s articles of association, the power to appoint or prevent the appointment of an office holder in the company, or any other power with respect to the company, has a duty of fairness toward the company. However, Israeli law does not define the substance of this duty of fairness. There is little case law available to assist in understanding the implications of these provisions that govern shareholder behavior.

Israeli government programs and tax benefits may be terminated or reduced in the future.

We participate from time to time in programs of the Israeli Innovation Authority (formerly the Office of the Chief Scientist) of the Israeli Ministry of Economy, or Innovation Authority, for which we receive funding for the development of technologies and products. The benefits available under these programs depend on meeting specified conditions. If we fail to comply with these conditions, we may be required to pay additional penalties, make refunds and may be denied future benefits. From time to time, the government of Israel has discussed reducing or eliminating the benefits available under these programs, and therefore these benefits may not be available to us in the future at their current levels or at all.

As a foreign private issuer whose shares are listed on the NASDAQ Capital Market, we may follow certain home country corporate governance practices instead of certain NASDAQ requirements.

As a foreign private issuer whose shares are listed on the NASDAQ Capital Market, we are permitted to follow certain home country corporate governance practices instead of certain requirements of The NASDAQ Stock Market Rules. Among other things, as a foreign private issuer we may follow home country practice with regard to the composition of the board of directors, director nomination procedure, and quorum at shareholders’ meetings. In addition, we may follow our home country law, instead of the NASDAQ Stock Market Rules, which require that we obtain shareholder approval for certain dilutive events such as for the establishment or amendment of certain equity based compensation plans, an issuance that will result in a change of control of the company, certain transactions other than a public offering involving issuances of a 20% or more interest in the company, and certain acquisitions of the stock or assets of another company. A foreign private issuer that elects to follow a home country practice instead of NASDAQ requirements must submit to NASDAQ in advance a written statement from an independent counsel in such issuer’s home country certifying that the issuer’s practices are not prohibited by the home country’s laws. In addition, a foreign private issuer must disclose in its annual reports filed with the SEC each such requirement that it does not follow and describe the home country practice followed by the issuer instead of any such requirement. Accordingly, our shareholders may not be afforded the same protection as provided under NASDAQ’s corporate governance rules.

 CAPITALIZATION AND INDEBTEDNESS

Our capitalization and indebtedness will be set forth in a prospectus supplement to this prospectus or in a report on Form 6-K subsequently furnished to the SEC and specifically incorporated herein by reference.

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities covered by this prospectus for general corporate purposes, which may include working capital expenditures, acquisitions and investments. Additional information on the use of net proceeds from the sale of securities covered by this prospectus may be set forth in the prospectus supplement relating to the specific offering.

DIVIDEND POLICY

We have never declared or paid any cash dividend on our ordinary shares. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. Any further determination to pay dividends on our ordinary shares will be at the discretion of our board of directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our board of directors considers relevant.

MARKET FOR OUR ORDINARY SHARES

The table below sets forth the high and low sales prices of our ordinary shares, as reported by the NASDAQ Capital Market during the indicated periods. All of the share price information provided below has been adjusted to give effect to a 1 share for 2 shares reverse share split effected on September 14, 2016.

Period	High	Low
Last six calendar months
February 2018	$2.14	$1.93
March 2018	2.49	2.08
April 2018	2.63	2.20
May 2018	2.57	2.36
June 2018	3.08	2.56
July 2018	3.11	2.90
August 2018 (until August 14)	2.83	2.65

Financial quarters during the past two years
Second Quarter 2016
Third Quarter 2016	1.50	0.93
Fourth Quarter 2016	1.28	1.00
First Quarter 2017	1.35	1.12
Second Quarter 2017	1.94	1.04
Third Quarter 2017	3.58	1.83
Fourth Quarter 2017	3.67	2.86
First Quarter 2018	3.09	1.93
Second Quarter 2018	3.08	2.20
Third Quarter 2018 (until August 14)	3.11	2.65

Five most recent full financial years
2017	3.67	1.04
2016	1.50	0.56
2015	5.80	0.70
2014	11.94	2.60
2013	4.20	2.10

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in any one or more of the following methods from time to time:

●	to or through one or more underwriters on a firm commitment or best efforts basis;

●
to or through dealers, who may act as agents or principals, including a block trade (which may involve crosses) in which a broker or dealer so engaged will attempt to sell as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	through agents;

●	through privately negotiated transactions;

●	directly to purchasers, including our affiliates;

●	purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

●	exchange distributions and/or secondary distributions;

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	to one or more underwriters for resale to the public or to investors;

●	in “at the market offerings,” to or through a market maker or into an existing trading market, on an exchange or otherwise;

●	transactions not involving market makers or established trading markets, including direct sales or privately negotiated transactions;

●	transactions in options, swaps or other derivatives that may or may not be listed on an exchange or

●	in any combination of these methods of sale.

The prospectus supplement with respect to any offering of our securities will set forth the terms of the offering, including:

●	the name or names and addresses of any underwriters, dealers or agents;

●	the purchase price of the securities and the proceeds to us from the sale;

●	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

●	the public offering price;

●	any discounts or concessions allowed or reallowed or paid to dealers;

●	any securities exchanges or markets on which such securities may be listed. And

●	any delayed delivery arrangements.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices, or in a combination of any of the above noted pricing methods.

If securities are sold by means of an underwritten offering, we will execute an underwriting agreement with an underwriter or underwriters, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement which will be used by the underwriters to sell the securities. If underwriters are utilized in the sale of the securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Maximum compensation to any underwriters, dealers or agents will not exceed any applicable Financial Industry Regulatory Authority, or FINRA, limitations. In particular, in compliance with the guidelines of FINRA, the aggregate maximum fees or other items of value to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this registration statement.

Our securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. If any underwriter or underwriters are utilized in the sale of the securities, unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to conditions precedent and that the underwriters with respect to a sale of securities will be obligated to purchase all of those securities if they purchase any of those securities.

We may grant to the underwriters options to purchase additional securities to cover over-allotments, if any, at the public offering price with additional underwriting discounts or commissions. If we grant any over-allotment option, the terms of any over-allotment option will be set forth in the prospectus supplement relating to those securities.

If a dealer is utilized in the sales of securities in respect of which this prospectus is delivered, we will sell those securities to the dealer as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale. Any reselling dealer may be deemed to be an underwriter, as the term is defined in the Securities Act of the securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the related prospectus supplement.

Offers to purchase securities may be solicited by agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to the agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable best efforts basis for the period of its appointment. Any agent may be deemed to be an underwriter, as that term is defined in the Securities Act of the securities so offered and sold.

Offers to purchase securities may be solicited directly by us and the sale of those securities may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of those securities. The terms of any sales of this type will be described in the related prospectus supplement.

We also may sell directly to investors through subscription rights distributed to our shareholders on a pro rata basis. In connection with any distribution of subscription rights to shareholders, if all of the underlying securities are not subscribed for, we may sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

Underwriters, dealers, agents and remarketing firms may be entitled under relevant agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), that may arise from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the agents, underwriters or dealers may be required to make. We may use underwriters, dealers, agents and remarketing firms with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, dealers, agents and/or remarketing firm and the nature of any such relationship.

If so indicated in the prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by institutions to purchase securities from us pursuant to contracts providing for payments and delivery on a future date. Institutions with which contracts of this type may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases those institutions must be approved by us. The obligations of any purchaser under any contract of this type will be subject to the condition that the purchase of the securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of those contracts.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for the Company or any of its subsidiaries. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities.

The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with the Company or any of its subsidiaries and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with the Company or any of its subsidiaries to indemnification by the Company or any of its subsidiaries against certain civil liabilities, including liabilities under the Securities Act, and may engage in transactions with or perform services for the Company or any of its subsidiaries in the ordinary course of business.

Disclosure in the prospectus supplement of our use of delayed delivery contracts will include the commission that underwriters and agents soliciting purchases of the securities under delayed contracts will be entitled to receive in addition to the date when we will demand payment and delivery of the securities under the delayed delivery contracts. These delayed delivery contracts will be subject only to the conditions that we describe in the prospectus supplement.

In connection with the offering of securities, persons participating in the offering, such as any underwriters, may purchase and sell securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities, and syndicate short positions involve the sale by underwriters of a greater number of securities than they are required to purchase from any issuer in the offering. Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the securities sold in the offering for their account may be reclaimed by the syndicate if the securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might prevail in the open market, and these activities, if commenced, may be discontinued at any time.

An underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriter to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. These activities may cause the price of our securities to be higher than it would otherwise be on the open market. The underwriter may discontinue any of these activities at any time.

All securities we offer, other than ordinary shares, will be new issues of securities, with no established trading market. Underwriters may make a market in these securities, but will not be obligated to do so and may discontinue market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the ordinary shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.

DESCRIPTION OF ORDINARY SHARES

Our registered share capital consists of a single class of ordinary shares, par value NIS 0.03 per share. As of the date hereof, our authorized share capital consisted of 100,000,000 ordinary shares ordinary shares, and there were 32,908,836 of our ordinary shares issued and outstanding.

All our issued and outstanding ordinary shares are fully paid and non-assessable and are issued in registered form. Our ordinary shares do not have preemptive rights and there are no sinking fund provisions applicable to our ordinary shares.

The following summary description of our capital stock summarizes general terms and provisions that apply to the capital stock. Because this is only a summary, it does not contain all of the information that may be important to you. This summary is subject to and qualified in its entirety by reference to our memorandum of association and articles of association, as amended, each of which are on file with the SEC. See “Where You Can Find More Information.”

Purposes and Objects of the Company

We are registered with the Israeli Companies Registry and have been assigned company number 52-003532-0. Section 2 of our memorandum of association provides that we were established for the purpose of engaging in the business of providing services of planning, development, consultation and instruction in the electronics field. In addition, the purpose of our company is to perform various corporate activities permissible under Israeli law.

On February 1, 2000, the Israeli Companies Law, 5759-1999, or the Companies Law, came into effect and superseded most of the provisions of the Israeli Companies Ordinance (New Version), 5743-1983, except for certain provisions which relate to liens, bankruptcy, dissolution and liquidation of companies. Under the Israeli Companies Law, as recently amended, various provisions, some of which are detailed below, overrule the current provisions of our articles of association.

The Powers of the Directors

Under the provisions of the Companies Law, and our articles of association, a director cannot participate in a meeting nor vote on a proposal, arrangement or contract in which he or she is materially interested. In addition, our directors cannot vote compensation to themselves or any members of their body without the approval of our compensation committee and our shareholders at a general meeting. The authority of our directors to enter into borrowing arrangements on our behalf is not limited, except in the same manner as any other transaction by us.

Under our articles of association, retirement of directors from office is not subject to any age limitation and our directors are not required to own shares in our company in order to qualify to serve as directors.

Rights Attached to Shares

Our registered share capital consists of a single class of ordinary shares, par value NIS 0.03 per share. As of the date hereof, our authorized share capital consisted of 100,000,000 ordinary shares ordinary shares, and there were 32,908,836 of our ordinary shares issued and outstanding. All outstanding ordinary shares are validly issued, fully paid and non-assessable. The rights attached to the ordinary shares are as follows:

Dividend rights. Holders of our ordinary shares are entitled to the full amount of any cash or share dividend subsequently declared. The board of directors may declare interim dividends and propose the final dividend with respect to any fiscal year only out of the retained earnings, in accordance with the provisions of the Israeli Companies Law. Our articles of association provide that the declaration of a dividend requires approval by an ordinary resolution of the shareholders, which may decrease but not increase the amount proposed by the board of directors.

Voting rights. Holders of ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of shareholders. Such voting rights may be affected by the grant of any special voting rights to the holders of a class of shares with preferential rights that may be authorized in the future.

An ordinary resolution, such as a resolution for the declaration of dividends, requires approval by the holders of a majority of the voting rights represented at the meeting, in person, by proxy or by written ballot and voting on the matter. Under our articles of association, a special resolution, such as amending our memorandum of association or articles of association, approving any change in capitalization, winding-up, authorization of a class of shares with special rights, or other changes as specified in our articles of association, requires approval of a special majority, representing the holders of no less than 75% of the voting rights represented at the meeting in person, by proxy or by written ballot, and voting on the matter.

Pursuant to our articles, the directors, except for the external directors, shall be elected at the Annual General Meeting by the vote of the holders of a majority of the voting power represented at such meeting in person or by proxy and voting on the election of directors, and each director shall generally serve until the Annual General Meeting next following the Annual General Meeting at which such director was appointed, or his earlier vacation of office or removal pursuant to articles. Except with respect to the removal of external directors, the shareholders shall be entitled to remove any director(s) from office, by a simple majority of the voting power of the Company represented at the meeting in person or by proxy and voting thereon. All of the members of our Board of Directors (except the external directors) may be reelected upon completion of their term of office.

Rights to share in the company’s profits. Our shareholders have the right to share in our profits distributed as a dividend and any other permitted distribution.

Rights to share in surplus in the event of liquidation. In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of ordinary shares in proportion to the nominal value of their holdings. This right may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Liability to capital calls by the company. Under our memorandum of association and the Israeli Companies Law, the liability of our shareholders is limited to the par value of the shares held by them.

Changing Rights Attached to Shares

According to our articles, in order to change the rights attached to any class of shares, unless otherwise provided by the terms of the class, such change must be adopted by a general meeting of the shareholders and by a separate general meeting of the holders of the affected class with a simple majority of the voting power participating in such meeting.

Annual and Special General Meetings

The board of directors must convene an annual meeting of shareholders at least once every calendar year, within 15 months of the last annual meeting. Depending on the matter to be voted upon, notice of at least 21 days or 35 days prior to the date of the meeting is required. Our board of directors may, in its discretion, convene additional meetings as “special general meetings.” In addition, the board of directors must convene a special general meeting upon the demand of two of the directors, 25% of the nominated directors, one or more shareholders having at least 5% of the outstanding share capital and at least 1% of the voting power in the company, or one or more shareholders having at least 5% of the voting power in the company.

Quorum

The quorum required for an ordinary meeting of shareholders consists of at least two shareholders present in person or represented by proxy who hold or represent, in the aggregate, at least one-third of the voting rights of the issued share capital. A meeting adjourned for lack of a quorum generally is adjourned to the same day in the following week at the same time and place or any time and place as the directors designate in a notice to the shareholders. At the reconvened meeting, the required quorum consists of any two shareholders present in person or by proxy.

Limitations on the Rights to Own Securities in Our Company

Neither our memorandum of association or our articles of association nor the laws of the State of Israel restrict in any way the ownership or voting of shares by non-residents, except with respect to subjects of countries which are in a state of war with Israel.

The transfer agent and registrar for our ordinary shares is American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, NY 11219.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase ordinary shares and/or debt securities in one or more series together with other securities or separately, as described in the applicable prospectus supplement. Below is a description of certain general terms and provisions of the warrants that we may offer. Particular terms of the warrants will be described in the warrant agreements and the prospectus supplement for the warrants.

The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to the warrants:

●	the specific designation and aggregate number of, and the price at which we will issue, the warrants;

●	the currency or currency units in which the offering price, if any, and the exercise price are payable;

●	the designation, amount, and terms of the securities purchasable upon exercise of the warrants;

●	if applicable, the exercise price for ordinary shares and the number of ordinary shares to be received upon exercise of the warrants;

●	if applicable, the exercise price for our debt securities, the amount of debt securities to be received upon exercise, and a description of that series of debt securities;

●
the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

●
whether the warrants will be issued in fully registered form or bearer form, in definitive or global form, or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

●	any applicable material U.S. federal income tax consequences;

●	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars, or other agents;

●	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

●	if applicable, the date from and after which the warrants and the ordinary shares and/or debt securities will be separately transferable;

●	if applicable, the minimum or maximum amount of the warrants that may be exercised at any other time;

●	information with respect to book-entry procedures, if any;

●	the anti-dilution provisions of the warrants, if any;

●	any redemption or call provisions;

●	whether the warrants are to be sold separately or with other securities as parts of units; and

●	any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the warrants.

DESCRIPTION OF SUBSCRIPTION RIGHTS

We may issue subscription rights to purchase our ordinary shares. These subscription rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the shareholder receiving the subscription rights in such offering. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

The prospectus supplement relating to any subscription rights we offer, if any, will, to the extent applicable, include specific terms relating to the offering, including some or all of the following:

●	the price, if any, for the subscription rights;

●	the exercise price payable for each ordinary share upon the exercise of the subscription rights;

●	the number of subscription rights to be issued to each shareholder;

●	the number and terms of the shares ordinary shares which may be purchased per each subscription right;

●	the extent to which the subscription rights are transferable;

●	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

●	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

●	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; and

●	if applicable, the material terms of any standby underwriting or purchase arrangement which may be entered into by us in connection with the offering of subscription rights.

The description in the applicable prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription right agreement, which will be filed with the SEC if we offer subscription rights. For more information on how you can obtain copies of the applicable subscription right agreement if we offer subscription rights, see the sections entitled “Where You Can Find More Information” and “Incorporation of Information by Reference”. We urge you to read the applicable subscription right agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF UNITS

We may, from time to time, issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination.

Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

Any applicable prospectus supplement will describe:

●	the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

●	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

●	any material provisions of the governing unit agreement that differ from those described above.

The description in the applicable prospectus supplement of any units we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable unit agreement, which will be filed with the SEC if we offer units. For more information on how you can obtain copies of the applicable unit agreement if we offer warrants, see the sections entitled “Where You Can Find More Information” and “Incorporation of Information by Reference”. We urge you to read the applicable unit agreement and any applicable prospectus supplement in their entirety.

FOREIGN EXCHANGE CONTROLS AND OTHER LIMITATIONS

Israeli law and regulations do not impose any material foreign exchange restrictions on non-Israeli holders of our ordinary shares.

Non-residents of Israel who purchase our securities will be able to convert dividends, if any, thereon, and any amounts payable upon our dissolution, liquidation or winding up, as well as the proceeds of any sale in Israel of our securities to an Israeli resident, into freely repairable dollars, at the exchange rate prevailing at the time of conversion, provided that the Israeli income tax has been withheld (or paid) with respect to such amounts or an exemption has been obtained.

TAXATION

The material Israeli and U.S. federal income tax consequences relating to the purchase, ownership and disposition of any securities offered by the prospectus will be set forth in a supplement to this prospectus.

OFFERING EXPENSES

We estimate the following expenses in connection with this prospectus:

SEC Registration Fee	$4,594
Legal fees and expenses	12,500
Accountants’ fees and expenses	4,000
Miscellaneous	5,000
Total	$26,094

LEGAL MATTERS

The validity of the securities being offered by this prospectus and any accompanying prospectus supplement and other legal matters concerning this offering relating to Israeli law will be passed upon for us by S. Friedman & Co., Tel Aviv, Israel. Carter Ledyard & Milburn LLP, New York, New York, will be passing upon matters of United States law for us with respect to securities offered by this prospectus and any accompanying prospectus supplement.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from our 2017 Form 20-F, as amended, have been audited by Kost Forer Gabbay & Kasierer, a Member of Ernst & Young Global, Independent Registered Public Accounting Firm, as set forth in their reports thereon incorporated herein by reference.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated in Israel, all of our executive officers and directors and the Israeli experts named herein are non-residents of the United States, and a substantial portion of our assets and the assets of such persons are located outside the United States. For further information regarding enforceability of civil liabilities against us and certain other persons, see the risk factor that begins with “Service and enforcement of legal process” under the heading “Risk Factors.”

AUTHORIZED REPRESENTATIVE

Our authorized representative in the United States for this offering as required pursuant to Section 6(a) of the Securities Act is our subsidiary, RADA Sensors Inc., 8403 Colesville Rd., Suite 1100, Silver Spring, MD 20910.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is a part of a registration statement on Form F-3 that we filed with the SEC under the Securities Act of 1933. We refer you to this registration statement, for further information about us and the securities offered hereby.

We file annual and special reports and other information with the Securities and Exchange Commission (Commission File Number 0-15375). These filings contain important information that does not appear in this prospectus. For further information about us, you may read and copy these filings at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549-0102. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330, and may obtain copies of our filings from the public reference room by calling (202) 551-8090. Our SEC filings are also available on the SEC Internet site at http://www.sec.gov, which contains periodic reports and other information regarding issuers that file electronically.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Commission allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the Commission. We are incorporating by reference in this prospectus the documents listed below and all amendments or supplements we may file to such documents, as well as any future filings we may make with the Commission on Form 20-F under the Exchange Act before the time that all of the securities offered by this prospectus have been sold or de-registered.

The following documents furnished or filed with the SEC are incorporated in this prospectus by reference:

●	Our 2017 Form 20-F, filed with the SEC on March 28, 2018;

●
Our reports of foreign private issuer on Form 6-K (including exhibits thereto) furnished to the SEC on May 7, 2018, May 23, 2018 (2018 First Quarter Summary section of Exhibit 99.1 thereto only), June 7, 2018 and June 29, 2018 (excluding last paragraph).

●	Any future reports on Form 6-K to the extent that we indicate they are incorporated by reference into this registration statement;

●	Any future annual reports on Form 20-F that we may file with the SEC under the Exchange Act, prior to the termination of any offering contemplated by the prospectus; and

●
The description of our securities contained in Item 1 of our Registration Statement on Form 8-A filed with the SEC on February 4, 1987 under the Exchange Act and any amendment or report filed for the purpose of updating that description.

Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all the information that has been incorporated by reference in this prospectus but not delivered with this prospectus (and any exhibits specifically incorporated in such information), at no cost, upon written or oral request to us at the following address:

RADA Electronics Ltd.
7 Giborei Israel Street
Netanya 4250407, Israel
Tel: 972-9-892-1111
Attn: Chief Financial Officer

You may also obtain information about us by visiting our website at www.RADA.com. Information contained in our website is not part of this prospectus.

You should rely only on the information contained or incorporated in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not rely on any other representations. Our affairs may change after this prospectus or any supplement is distributed. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. You should read all information supplementing this prospectus.

RADA ELECTRONIC INDUSTRIES LTD.

4,190,480 Ordinary Shares

 ____________________________

 PROSPECTUS SUPPLEMENT

________________________

Sole Bookrunning Manager
Canaccord Genuity

Co-Manager
A.G.P./Alliance Global Partners

 January 8, 2020